Exhibit 10.1

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT

Dated as of June 17, 2020

among

INTELSAT JACKSON HOLDINGS S.A.,

as a Debtor and Debtor in Possession under Chapter 11 of the Bankruptcy Code, as Borrower

THE SUBSIDIARIES OF INTELSAT JACKSON HOLDINGS S.A. FROM TIME TO TIME PARTY HERETO

each a Debtor and Debtor in Possession under Chapter 11 of the Bankruptcy Code, as Guarantors

THE LENDERS PARTY HERETO

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent

and

CREDIT SUISSE LOAN FUNDING LLC,

as Lead Arranger

-i-

-ii-

-iii-

-iv-

ANNEXES

Annex I	Commitments

SCHEDULES

Schedule 1.1(a)	ECA Financing and ECA Collateral
Schedule 1.1(b)	Subsidiary Guarantors
Schedule 1.1(c)	Unrestricted Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 8.17	FCC Licenses
Schedule 8.18	Satellites
Schedule 9.9	Existing Affiliate Transactions
Schedule 9.20	Post-closing Covenants
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.5	Investments

EXHIBITS

Exhibit A	Form of Final DIP Order
Exhibit B	Form of Interim Cash Collateral Order
Exhibit C	Form of Notice of Borrowings
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Security and Pledge Agreement
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Intercompany Subordination Agreement
Exhibit J	Form of Satellite Health Report

-v-

SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR IN POSSESSION CREDIT AGREEMENT, is entered into as of June 17, 2020 (as modified from time to time pursuant to the terms hereof, this “Agreement”), among INTELSAT JACKSON HOLDINGS S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B149.959 and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), the Subsidiaries of the Borrower from time to time party thereof, as Guarantors, each Guarantor on the date hereof, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent (such term and each other capitalized term used but not defined in this introductory statement having the meaning provided in Section 1.1).

INTRODUCTORY STATEMENTS

WHEREAS, the Borrower, certain Subsidiaries of the Borrower (together with the Borrower, each a “DIP Debtor” and collectively, the “DIP Debtors”), INTELSAT S.A., a public limited liability company (société anonyme) existing as société anonyme under the laws of the Grand Duchy of Luxembourg, having its registered office at 4, rue Albert Borschette, L-1246 Luxembourg and registered with the Luxembourg trade and companies’ register under number B162.135 (“Holdings”) and certain Subsidiaries of Holdings other than the DIP Debtors (together with Holdings collectively, the “Parent Companies” and together with the DIP Debtors, each a “Debtor” and collectively, the “Debtors”) filed on the Petition Date voluntary petitions with the Bankruptcy Court commencing their respective cases under Chapter 11 of the Bankruptcy Code (the cases of the Debtors, each a “Case” and collectively, the “Cases”) and will continue in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested that the Lenders provide it with a term loan facility in the aggregate principal amount equal to $1,000,000,000 (the “DIP Facility”) subject to the conditions set forth herein. All of the Borrower’s obligations under the DIP Facility are to be guaranteed by the Guarantors. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

WHEREAS, the priorities of the DIP Facility and the other Obligations with respect to the Collateral shall be as set forth in the Final DIP Order upon entry thereof by the Bankruptcy Court.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular).

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1⁄2 of 1.00%, (b) the Prime Rate as in in effect on such day and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in ABR due to a change in the Federal Funds Effective Rate, the Prime Rate or the LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, as the case may be. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acceptable Plan” shall mean a Reorganization Plan that provides for the termination of the Commitments and the Payment in Full of the Obligations (other than contingent indemnification obligations not yet due and payable) on the Plan Effective Date of such Reorganization Plan or is otherwise acceptable to Non-Defaulting Lenders having or holding at least two-thirds of the sum of (i) the Available Term Loan Commitments and (ii) outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders).

“Acquisition” shall mean any transaction or series of related transactions, whether, by purchase, merger, consolidation, contribution or otherwise, for the direct or indirect (x) acquisition of all or substantially all of the property of any Person, or all or substantially all of any business, product line, unit or division of any Person, (y) acquisition of in excess of 50% of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person, or (z) merger or consolidation or any other combination with any Person, in each case, including as a result of any Investment in any Subsidiary that serves to increase the equity ownership of the Borrower or any Restricted Subsidiary therein.

“Administrative Agent” shall mean “Credit Suisse AG, Cayman Islands Branch” and its successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York, 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Agent Fee Letter” shall mean that certain letter agreement, dated as of June 1, 2020, among the Borrower, the Administrative Agent and Credit Suisse Loan Funding LLC.

“Administrative Expense Claims” shall have the meaning provided in Section 3.2(d).

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b)(iii).

“Adequate Protection Liens” shall have the meaning provided in the Orders.

“Adequate Protection Payments” shall have the meaning provided in the Orders.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 14.17(c).

“Agents” shall mean the Lead Arranger, the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Superpriority Secured Debtor in Possession Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 14.19(b).

“Applicable ABR Margin” shall mean, at any date, with respect to each ABR Loan, 4.50% per annum.

“Applicable Creditor” shall have the meaning provided in Section 14.19(b).

“Applicable LIBOR Margin” shall mean, at any date, with respect to each LIBOR Loan, 5.50% per annum.

“Applicable Rate” shall mean with respect to ABR Loans, the Applicable ABR Margin, and with respect to LIBOR Term Loans, the Applicable LIBOR Margin.

“Approved Fund” shall have the meaning provided in Section 14.6.

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary, including any sale or issuance of any capital stock of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any Permitted Sale Leaseback or any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b), (d)(x) and (e).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F hereto.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Controller or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Term Loan Commitment” shall mean, on any date of determination, an amount equal to the then unfunded amount of the outstanding Term Loan Commitments on such date, if any.

“Avoidance Actions” shall have the meaning provided in Section 3.1(d).

“Avoidance Proceeds” shall have the meaning provided in Section 3.1(d).

“Backstop Commitment Letter” shall mean that certain Debtor in Possession Term Loan Facility Commitment Letter, dated as of May 13, 2020, by and among the Backstop Parties and the Borrower.

“Backstop Party” shall mean any “Commitment Party” party, as of the Restatement Date, to the Restated Backstop Commitment Letter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law; regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified in 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Virginia or any other court having jurisdiction over the Cases from time to time and any Federal appellate court thereof.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“benefited Lender” shall have the meaning provided in Section 14.8(a).

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall mean materials and/or information provided by or on behalf of the Borrower under this Agreement.

“Borrowing” shall mean and include the incurrence of one Type of Term Loan on or after the Closing Date (or resulting from conversions on a given date after the Closing Date) having the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day that shall be in The City of New York or the Grand Duchy of Luxembourg a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the New York or London interbank eurodollar market.

“C-Band Prepayment Event” shall mean any receipt by Borrower or any of the Restricted Subsidiaries of any proceeds of any C-Band Sweep Payments.

“C-Band Payments” shall mean reimbursement, compensation or other payments or the right to receive reimbursement, compensation or other payments in connection with the transition of the C-band spectrum in connection with (i) reimbursement of relocation costs, (ii) accelerated relocation payments and (iii) payments received for clearing of the C-band spectrum pursuant to private negotiations with third parties, as set forth in the FCC C-Band Rules.

“C-Band Sweep Payments” shall mean reimbursement, compensation or other payments or the right to receive reimbursement, compensation or other payments in connection with the transition of the C-band spectrum in connection with (i) reimbursement of relocation costs and (ii) accelerated relocation payments, as set forth in the FCC C-Band Rules.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Carve Out” shall have the meaning provided in the Final DIP Order.

“Case” or “Cases” shall have the meaning provided in the Introductory Statement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Casualty Event” shall mean, with respect to any property (including any Satellite) other than any ECA Collateral of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Signing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by the Lender with any guideline, request or directive issued or made after the Signing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.

“Change of Control” shall mean the occurrence of any of the following: (a) the Borrower becomes aware of (by way of a report or any other filing pursuant Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d) (3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent entities; and/or (b) ICF shall cease to own, directly or indirectly, 100% of the outstanding capital stock of the Borrower.

“Closing Date” shall mean June 17, 2020, the date upon which all conditions precedent set forth in Section 6 are satisfied or waived pursuant to the terms hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Signing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean (i) all the “Collateral” (or equivalent term) as defined in any Security Document and also include all other property of whatever kind or nature over which a Lien is granted under any Security Document and (ii) the DIP Collateral, in each case, for the avoidance of doubt, including the C-Band Payments.

“Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch.

“Commitment Re-allocation” shall mean the primary syndication of the Term Loan Commitments and/or Term Loans and the assignment of the Term Loan Commitments and/or Term Loans related thereto in connection with the offering of the right to participate in a portion of the Term Loan Commitments and/or Term Loans to the Prepetition Secured Parties (other than the Backstop Parties, the “Other Prepetition Secured Parties”) contemplated in the Restated Backstop Commitment Letter.

“Commitment Termination Date” shall mean the earlier of (i) the date of the third Borrowing of the Term Loans upon the funding of such third Borrowing, (ii) the date on which the Term Loan Commitments are reduced to zero and (iii) the Maturity Date.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment.

“Communications” shall have the meaning provided in Section 14.17(a).

“Confidential Information” shall have the meaning provided in Section 14.16.

“Credit Agreement Obligations” shall mean the collective reference to (i) the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding and including, without limitation, in relation to any company incorporated under the laws of the Grand Duchy of Luxembourg, bankruptcy (faillite), insolvency, its voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) [reserved], and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding and including, without limitation, in relation to any company incorporated under the laws of the Grand Duchy of Luxembourg, bankruptcy (faillite), insolvency, its voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents, and (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Agreement and the other Credit Documents.

“Credit Documents” shall mean this Agreement, the Security Documents, the Orders and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Party” shall mean each of the Borrower, the Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document. For the avoidance of doubt, each DIP Debtor shall be a Credit Party hereunder.

“Credit Suisse” shall mean Credit Suisse Loan Funding LLC and Credit Suisse AG, Cayman Islands Branch (acting through such of its affiliates or branches as it deems appropriate).

“Creditors’ Committee” mean any statutory committee of unsecured creditors appointed in the Cases pursuant to Bankruptcy Code section 1102.

“Debtor” shall have the meaning provided in the Introductory Statement.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness but excluding any Indebtedness permitted to be issued or incurred under Section 10.1.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 3.8(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within five Business Days of the date required to be funded by it hereunder unless such failure is the result of such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, (b) has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, (c) has failed, within five Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations unless such failure is the result of such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (iv) become the subject of a Bail-In Action.

“DIP Budget” shall mean a projected statement of sources and uses of cash for the Borrower and the Guarantors on a weekly basis for the following 13 calendar weeks. As used herein, “DIP Budget” shall initially refer to the initial 13-week projection delivered in accordance with Section 6.2 and thereafter shall refer to the most recent 13-week projection delivered by the Borrower in accordance with Section 9.1(c).

“DIP Collateral” shall have the meaning provided in Section 3.1.

“DIP Debtor” shall have the meaning provided in the Introductory Statement.

“DIP Facility” shall have the meaning provided in the Introductory Statements.

“DIP Liens” shall have the meaning provided in Section 3.1.

“DIP Superpriority Claims” shall have the meaning provided in Section 3.1(d).

“Disqualified Lenders” means those competitors of the Borrower and its Subsidiaries separately identified in writing (including by email) as such by the Borrower to the Backstop Parties on or prior to the Petition Date (and provided to Credit Suisse on or prior to the Closing Date) or by the Borrower to the Administrative Agent (for the distribution to Lenders) from time to time following the Closing Date and any of its Affiliates that are either (x) separately identified in writing (including by email) by the Borrower to the Administrative Agent (for the distribution to Lenders) from time to time or (y) known or reasonably identifiable as Affiliates; provided that, notwithstanding the foregoing, in no event shall any Prepetition Secured Parties (or any Affiliate thereof) that participates in the Commitment Re-Allocation be a Disqualified Lender.

“Disqualified Preferred Stock” shall mean any preferred capital stock or preferred equity interest of the Borrower.

“dividends” shall have the meaning provided in Section 10.6.

“Division” shall have the meaning provided in Section 1.06.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“ECA Collateral” shall mean have the meaning provided in Section 9.15(b).

“ECA Financing” shall mean any Indebtedness including Indebtedness owing to or otherwise supported by any export credit agency, in each case, which was incurred by the Borrower and/or its Subsidiaries prior to the Signing Date and set forth on Schedule 1.1(A) to finance (i) the acquisition (by purchase, lease or otherwise) construction or improvement of a Satellite in an aggregate principal amount, at any time outstanding, not to exceed $300.0 million and/or (ii) certain services in connection with the launch of a Satellite in an aggregate principal amount, at any time outstanding, not to exceed $500.0 million.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, Liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” shall mean capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (unless the context requires otherwise).

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euros” or “€” shall mean the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time.

“Event of Default” shall have the meaning provided in Section 12.

“Exchange Rate” for a currency shall mean the rate shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent).

“Excluded Satellite” shall mean any Satellite (or, if the entire Satellite is not owned by the Borrower or any of its Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended in the good faith determination of the Borrower to earn revenues from the operation of such Satellite (or portion, as applicable) in excess of $75,000,000 for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200,000,000 or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by Section 9.3 would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Borrower, or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the satellites of the Borrower or its Subsidiaries or other Affiliates (or portion) and otherwise that is not expected or intended, in the good faith determination of the Borrower, to earn revenues from the operation of such Satellite (or portion, as applicable) in excess of $75,000,000 for the immediately succeeding 12-month calendar period.

“Excluded Taxes” shall mean (a) with respect to the Administrative Agent or any Lender, net income taxes, franchise taxes and capital taxes (imposed in lieu of net income taxes) imposed in each case as a result of the Administrative Agent or such Lender (as applicable) being organized in, or having its principal office or applicable lending office in, such jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein, (b) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d),(c) the Luxembourg law of December 23, 2005, and (d) any withholding Taxes imposed under FATCA.

“Fair Market Value” of a specified asset shall mean the fair market value of assets as determined in good faith by the Borrower and (i) in the event the specified asset has a Fair Market Value in excess of $20,0000,000, shall be set forth in a certificate of an Authorized Officer or (ii) in the event the specified asset has a Fair Market Value in excess of $50,000,000, shall be set forth in a resolution approved by a majority of the board of directors of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” shall mean the Federal Communications Commission or any governmental authority substituted therefor.

“FCC C-Band Rules” shall mean Expanding Flexible Use of the 3.7 to 4.2 GHz Band, GN Docket No. 18-122, Report and Order and Order of Proposed Modification, FCC 20-22 (2020) and the rules adopted therein, to be codified in Title 47 of the Code of Federal Regulations, together with all other current or subsequently adopted FCC rules, orders and public notices pertaining to expanding flexible use of the 3.7 to 4.2 GHz band.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to the Borrower or any of its Restricted Subsidiaries, under which the Borrower or any of its Restricted Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on any Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final DIP Order” shall mean an order of the Bankruptcy Court approving the DIP Facility and authorizing the Debtors’ use of cash collateral, substantially in the form exhibited hereto as Exhibit A, with any changes to such form as are satisfactory to the Borrower, on the one hand, and the Required Backstop Parties or, with respect to matters described hereunder that requires consent from or shall be acceptable or satisfactory to each Lender or each Lender directly and adversely affected thereby, each Backstop Party or each Backstop Party directly and adversely affected thereby, on the other hand.

“Final DIP Order Entry Date” shall mean the date on which the Final DIP Order is entered by the Bankruptcy Court.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court on or, within five Business Days of, the Petition Date, based on motions filed by the Debtors on or about the Petition Date which orders, for the avoidance of doubt, shall include the Interim Cash Collateral Order.

“First Maturity Extension” shall have the meaning provided in the definition of “Scheduled Maturity Date.”

“First Extension Fee” shall have the meaning provided in Section 4.1(d).

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Currency” shall mean Euro.

“Foreign Plan” shall mean any employee benefit plan, program, fund, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Signing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined providing that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with GAAP as in effect prior to February 25, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease or Capital Lease Obligation) for purposes of the definition of “Indebtedness” under this Agreement regardless of any change in GAAP following such date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby.

“Government Business Subsidiary” shall mean any Restricted Subsidiary of the Borrower, including Intelsat General Corporation and its Subsidiaries for so long as Intelsat General Corporation is a Restricted Subsidiary of the Borrower, that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Signing Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to the Proxy Agreement or a substantially similar agreement substantially restricting the Borrower’s control of such Restricted Subsidiary.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean the guaranty made by the Guarantors pursuant to Section 15 hereof, and any guaranty or guaranty supplement delivered with respect thereto (including by way of any Joinder Agreement).

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities or guarantees (including performance guarantees) that are not direct guarantees of payments of Indebtedness. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantor” shall mean each Subsidiary Guarantor.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary that is a Credit Party in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower or any of such Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Financial Statements” shall mean, as of the Signing Date, the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.

“Holdings” shall have the meaning given in the Introductory Statement to this Agreement.

“IFRS” shall mean the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Signing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, the amount of any Indebtedness under IFRS with respect to Capital Lease Obligations shall be determined providing that all obligations of any Person that are or would have been characterized as an operating lease as determined in accordance with IFRS (IAS) as in effect prior to January 13, 2016 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capital Lease or Capital Lease Obligation) for purposes of the definition of “Indebtedness” under this Agreement regardless of any change in IFRS following such date that would otherwise require such obligation to be recharacterized as a Capital Lease Obligation, to the extent that financial reporting shall not be affected hereby.

“In-Orbit Contingency Protection” shall mean transponder capacity that, in the good faith determination of the Borrower, is available on a contingency basis from the Borrower or its Restricted Subsidiaries, or any Subsidiary of any parent of the Borrower, directly or from another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Borrower or any of its Restricted Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” shall mean, with respect to any Satellite (or, if the entire Satellite is not owned by the Borrower or any of its Restricted Subsidiaries, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of coinsurance in an amount up to $150,000,000) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth herein.

“In-Orbit Satellite” shall mean a Satellite owned by the Borrower or any of its Restricted Subsidiaries that has been launched (or, if the entire Satellite is not owned by the Borrower or any of its Restricted Subsidiaries, the portion of the Satellite the Borrower and/or such Restricted Subsidiary owns), excluding any such Satellite that has been decommissioned or that has otherwise suffered a constructive or actual total loss.

“Indebtedness” of any Person shall mean, without duplication, (A) all indebtedness of such Person for borrowed money, (B) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person but excluding deferred rent to the extent not capitalized in accordance with GAAP, (C) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (D) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (E) all Disqualified Preferred Stock of such Person, (F) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (G) without duplication, all Guarantee Obligations of such Person, (H) purchase price adjustments (that are in the nature of earn outs or similar deferred purchase price mechanisms not described in clause (iv) of the proviso to this definition) in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement, (I) to the extent not otherwise included, with respect to the Borrower and its Restricted Subsidiaries, the amount then outstanding (i.e., received by, and available for use by, the Borrower or any of its Restricted Subsidiaries) under any receivables financing (as set forth in the books and records of Borrower or any of its Restricted Subsidiaries and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing) and (J) all obligations of such Person in respect of Disqualified Preferred Stock; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) obligations under Satellite Purchase Agreements, launch service agreements, in each case, not overdue by more than 90 days, (iii) deferred or prepaid revenue, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (v) obligations to make payments to one or more insurers under satellite insurance policies or post-closing working capital adjustments in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto. Notwithstanding the foregoing, (i) Indebtedness shall not include, and shall be calculated without giving effect to, the effects of the Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement and (ii) the amount of any Indebtedness that is non-recourse to the cash flows or assets of the Borrower and its Restricted Subsidiaries (other than the assets securing such Indebtedness and proceeds thereof) shall be deemed to be the lesser of the face amount of such Indebtedness and the fair market value of the collateral securing such Indebtedness.

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes).

“Initial Maturity Date” shall have the meaning provided in the definition of “Scheduled Maturity Date.”

“Intercompany Subordination Agreement” shall have the meaning provided in Section 9.12(c).

“Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Cash Collateral Order” shall mean an order to be entered by the Bankruptcy Court approving the Debtors’ use of cash collateral of the Prepetition Secured Parties and the provision of adequate protection to the Prepetition Secured Parties, including the Adequate Protection Payments, on an interim basis and in the form attached hereto as Exhibit B, with any changes to such form as are satisfactory to the Borrower and the Required Backstop Parties.

“Interpolated Rate” shall mean, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination, as to any Lender, shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate for the applicable currency is available) that is shorter than the Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate for the applicable currency is available) that exceeds the Interest Period, in each case, as of the applicable quotation time in the applicable currency.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with (other than demand deposits with commercial banks made in the ordinary course of business), or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit H hereto.

“Joint Ventures” shall mean any Person in which the Borrower or a Restricted Subsidiary maintains an equity investment (including those formed for the purpose of selling or leasing transponders or transponder capacity to third party customers in the ordinary course of business of the Borrower and its Restricted Subsidiaries), but which is not a Subsidiary of the Borrower.

“Judgment Currency” shall have the meaning provided in Section 14.19(b).

“Lead Arranger” shall mean Credit Suisse Loan Funding LLC.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“LIBOR Loan” shall mean any LIBOR Term Loan.

“LIBO Rate” with respect to any LIBOR Loan for any Interest Period, the rate per annum equal to the London interbank offered rate administered by ICE Benchmark Administration Limited, or any other person which takes over the administration of that rate, (such page currently being the LIBOR01 page) for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration Limited as an authorized vendor for the purpose of displaying such rates) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “LIBOR Screen Rate”); provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Rate” shall mean, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) the Statutory Reserve Rate.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“License Subsidiary” shall mean Intelsat License LLC., a Delaware limited liability company, and any other Wholly Owned Subsidiary formed prior to the Signing Date and any Subsidiary Guarantor formed on or after the Petition Date, in each case, for the purpose of holding Subject Licenses to be used by the Borrower or any of its Restricted Subsidiaries in the operation of their respective businesses and all of the shares of capital stock and other ownership interests of which are held by a Subsidiary Guarantor.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, conditional or security assignment, lien (statutory or other) or similar encumbrance (including any currently effective agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Liquidity” shall mean, at any date of determination, the sum of (a) the Unrestricted Cash Amount plus (b) the then Available Term Loan Commitment.

“Loan” shall mean any Term Loan made by any Lender hereunder.

“Loan to Value Ratio” shall mean, as of any date of calculation, the ratio of (a) the aggregate principal amount of the Permitted Acquisition Debt incurred to (b) the Fair Market Value of the Acquired Person as of such date.

“Management Investors” shall mean directors and/or members of senior management of Intelsat Holdings S.A., any Subsidiaries of Intelsat Holdings S.A. and any parent company of Intelsat Holdings S.A., or any of their respective spouses, direct lineal descendants, heirs or trusts for the benefit of any of the foregoing.

“Material Adverse Effect” shall mean any circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole that would, individually or in the aggregate, have a material adverse effect (other than as a result of the events leading up to, and following the commencement of the Cases and the continuation and prosecution thereof, including circumstances or conditions customarily resulting from such events, commencement, continuation and prosecution, which shall not, individually or in the aggregate, constitute a Material Adverse Effect) on (i) the ability of the Credit Parties (taken as a whole) to perform their respective payment obligations under the Credit Documents or (ii) the rights and remedies of the Lenders or Agents under any Credit Documents, including the ability of the Agents and Lenders to enforce the Credit Documents; provided that nothing disclosed in any of the following filings or methods by the Borrower, Holdings and/or any Parent Company: (1) the annual report on Form 10-K for the year ended December 31, 2019, (2) any filings on Form 8-K or on Form 10-Q made through the Signing Date, (3) any matters publicly disclosed (including any such disclosure through a publicly accessible website affiliated with the Borrower, Holdings, and/or any Parent Company) prior to the Signing Date, and/or (4) any event relating to or resulting from any default under the Prepetition Debt, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein) constitute a Material Adverse Effect.

“Material Subsidiary” shall mean, at any date of determination, (1) each License Subsidiary, (2) each Subsidiary Guarantor set forth on Schedule 1.1(b) and (3) each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that Government Business Subsidiaries and their respective Subsidiaries shall be deemed not to be a Material Subsidiary.

“Maturity Date” shall mean the earliest of (a) the Scheduled Maturity Date; (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a Reorganization Plan filed in the Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (d) the acceleration of the loans and the termination of the commitment with respect to the DIP Facility in accordance with the Credit Documents; and (e) a sale of all or substantially all of the assets of Borrower (or the Borrower and the Guarantors) pursuant to Section 363 of the Bankruptcy Code.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgaged Property” shall mean each parcel of Real Estate and improvements thereto with respect to which a mortgage or a security interest is granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by the Borrower (including indirectly via a distribution that is permitted by Section 9.9(f) and Section 10.6(b)) or any of the Restricted Subsidiaries in connection with or as a result of such Prepayment Event,

(ii) in the case of any Prepayment Event (other than with respect to a C-Band Prepayment Event), the amount of any reasonable reserve (other than any taxes deducted pursuant to clause (i) above) and only for a period not to exceed one year; provided that in the event such amount of proceeds so reserved exceeds $500,000, the Borrower shall deliver to the Administrative Agent the certificate of an Authorized Officer as to the reasonableness of such determination) established in good faith against any liabilities (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event (other than with respect to a C-Band Prepayment Event), the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event (excluding any Prepetition Secured Debt, Prepetition Senior Notes and any Indebtedness of any Parent Companies) to the extent that the instrument creating or evidencing such Indebtedness or any agreement relating to such Prepayment Event requires that such Indebtedness be repaid upon consummation of such Prepayment Event and payments of liabilities relating to such assets which are retained by the Borrower or any Restricted Subsidiary,

(iv) in the case of any Casualty Event, the amount of any proceeds of such Casualty Event that the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the replacement assets (subject to Section 9.14); provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of a Casualty Event occurring on the last day of such Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a), and

(v) in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, issuance costs, discounts, premiums, consent payments and redemption, tender offer, defeasance and other costs paid by the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above; provided that, with respect to any C-Band Prepayment Event, it is agreed that this clause (v) shall not apply to such items that are the underlying source of a relocation cost reimbursement).

Net Cash Proceeds shall not include (i) any trade-in-credits or purchase price reductions received by the Borrower or any of its Restricted Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment, (ii) proceeds from business interruption insurance, third party liability insurance, rent insurance and other payments, in each case, for interruption of operations or (iii) up to $50,000,000 in Net Cash Proceeds from Asset Sale Prepayment Events since the Closing Date.

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a), such notice shall be substantially in the form of Exhibit C hereto, as applicable.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean the Credit Agreement Obligations and the collective reference to the “Obligations” and/or “Secured Obligations” (or any terms of similar import) as defined in the various Security Documents.

“Orders” shall mean, collectively, the Interim Cash Collateral Order and the Final DIP Order.

“Other Prepetition Secured Parties” shall have the meaning provided in the definition of “Commitment Re-allocation.”

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, any value-added tax, property or similar Taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration (except where such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of the Lender or the Administrative Agent under a Credit Document) or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“Participation Election Form” shall have the meaning provided in Section 6.18.

“Payment in Full” shall mean the time at which no Lender shall have any Commitments, any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence) as a result of all such Loans and other Obligations having been paid in full in cash.

“Payment Office” shall mean the office of the Administrative Agent located at Eleven Madison Avenue, New York, NY 10010 or such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D hereto or any other form approved by the Required Backstop Parties.

“Permitted Acquisition” shall mean an Acquisition, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary or such assets being acquired by a Restricted Subsidiary and, to the extent required by Section 9.11, a Subsidiary Guarantor; (c) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Lenders, being granted a security interest in any such Equity Interest or assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.15; and (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Acquisition Debt” shall have the meaning provided in Section 10.01(j).

“Permitted Business” shall have the meaning provided in Section 9.14(a).

“Permitted Holders” shall mean (i) the Sponsors, (ii) the Management Investors, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), the members of which include any of the Permitted Holders specified in clauses (i) and/or (ii) above, that (directly or indirectly) holds or acquires beneficial ownership of the Voting Stock of the Borrower or any parent of the Borrower (a “Permitted Holder Group”), so long as no Person or other “group” (other than Permitted Holders specified in clauses (i) through (ii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by such Permitted Holder Group.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by the Borrower or any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims (i) not yet due, (ii) which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (iii) for a tax claim for any pre-filing or straddle tax period, the nonpayment of which is permitted or required by the bankruptcy code;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s, repairmen’s, bankers’, landlords’ and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 12.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of Real Estate on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title, violations of zoning or other municipal ordinances, and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k) Liens on equipment of the Borrower or any Subsidiary granted in the ordinary course of business to customers at whose premises such equipment is located;

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and

(m) (i) any agreement not to use all or any portion of C-band or any other restrictions on the use of C-band (including any agreement to impose restrictions) and (ii) any escrow arrangements entered into in connection with the foregoing.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and reasonable fees and expenses payable in connection with such refinancing),

(b) the weighted average life to maturity of such Permitted Refinancing Indebtedness at the time such Refinancing Indebtedness is incurred or issued is greater than or equal to the weighted average life to maturity at such time of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have additional obligors, or greater guarantees or security, than the Indebtedness being Refinanced, except to the extent otherwise permitted hereunder and (e) if the Indebtedness being Refinanced is secured by any assets securing the Obligations (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured only by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided that Indebtedness incurred to refinance Indebtedness outstanding under Sections 10.1(A)(f), (g), (q), (s), (t), (u) and (v) shall be deemed to have been incurred and to be outstanding under such clauses (f), (g), (q), (s), (t), (u) or (v), as applicable, and not Section 10.1(A)(w) for purposes of determining amounts outstanding under such Sections 10.1(A)(f), (g), (q), (s), (t), (u) and (v).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Signing Date; provided that any such Sale Leaseback (other than any Sale Leaseback that is between the Borrower and any Guarantor or any Guarantor and another Guarantor) is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed $20,000,000, the board of directors of the Borrower (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petition Date” shall mean May 13, 2020, the date on which the Debtors filed voluntary petitions in the Bankruptcy Court to commence the Cases.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of one or more plans of reorganization confirmed pursuant to a final order entered by the Bankruptcy Court.

“Platform” shall have the meaning provided in Section 14.17(b).

“Prepayment Event” shall mean any Asset Sale Prepayment Event, C-Band Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prepetition 5 1⁄2% Senior Notes” shall mean the Borrower’s $2,000.0 million 5 1⁄2% Senior Notes due 2023.

“Prepetition 8.0% Senior Secured Notes” shall mean the Borrower’s $1,350.0 million 8.0% Senior Secured Notes due 2024.

“Prepetition 8 1⁄2% Senior Notes” shall mean the Borrower’s $2,950.0 million 8 1⁄2% Senior Notes due 2024.

“Prepetition 9 1⁄2% Senior Secured Notes” shall mean the Borrower’s $490.0 million 9 1⁄2% Senior Notes due 2022.

“Prepetition 9 3⁄4% Senior Notes” shall mean the Borrower’s $1,485.0 million 9 3⁄4% Senior Notes due 2025.

“Prepetition Collateral” shall have the meaning provided in Section 3.1(b).

“Prepetition Credit Agreement” shall mean that certain Credit Agreement dated as of January 12, 2011 (as amended, supplement or otherwise modified from time to time prior to the date hereof), among Borrower, Intelsat (Luxembourg) S.A., the lenders party thereto, Bank of America, N.A., as Administrative Agent, and the other party thereto.

“Prepetition Credit Facilities” shall mean the credit facilities provided pursuant to the Prepetition Credit Agreement.

“Prepetition Debt” shall mean, collectively, the Indebtedness of each Credit Party outstanding and unpaid on the date on which such Person becomes a Credit Party.

“Prepetition Liens” shall have the meaning provided in Section 3.1(b).

“Prepetition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Prepetition Debt, (ii) “critical or foreign vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Credit Party.

“Prepetition Secured Debt” shall mean all obligations in respect of the Prepetition Credit Facilities and the Prepetition Secured Notes.

“Prepetition Secured Notes” shall mean, collectively, the Prepetition 8.0% Senior Secured Notes and Prepetition 9 1⁄2% Senior Secured Notes

“Prepetition Secured Parties” shall mean the lender parties under the Prepetition Credit Facilities and the beneficial holders of the Prepetition Secured Notes.

“Prepetition Senior Notes” shall mean, collectively, the Prepetition 5 1⁄2% Senior Notes, Prepetition 8 1⁄2% Senior Notes and Prepetition 9 3⁄4% Senior Notes.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Primed Liens” shall have the meaning provided in Section 3.1(b).

“Primed Parties” shall have the meaning provided in Section 3.2.

“Priming Liens” shall have the meaning provided in Section 3.1(b).

“Private Act” shall mean separate legislation enacted in Bermuda with the intention that such legislation apply specifically to a Credit Party, in whole or in part.

“Proxy Agreement” shall have the meaning provided in Section 9.19.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agencies” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans or this Agreement publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Register” shall have the meaning provided in Section 14.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean the period from the date of the applicable Casualty Event until the date that is 15 months following the date of such Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization Plan” shall mean a plan of reorganization in the Cases.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Backstop Parties” shall mean, at any date, Backstop Parties having or holding a majority of the outstanding principal amount of the Term Loan Commitments at such date (determined without giving effect to the Commitment Re-allocation).

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (i) the Available Term Loan Commitments at such time and (ii) outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Date” shall mean June 1, 2020, which shall be the date of the Restated Backstop Commitment Letter.

“Restated Backstop Commitment Letter” shall mean that certain Amended & Restated Debtor in Possession Term Loan Facility Commitment Letter, dated as of June 1, 2020, by and among the Backstop Parties and the Borrower.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that in any event each License Subsidiary shall be a Restricted Subsidiary.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Satellite” shall mean any satellite owned by, or leased to, the Borrower or any of its Restricted Subsidiaries and any satellite purchased pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Health Report” shall mean a satellite health report, prepared by the Borrower and certified by an Authorized Officer, in the form of Exhibit J (appropriately completed).

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” shall mean the Borrower or Restricted Subsidiary that is a party to a Satellite Purchase Agreement or a launch service agreement, as the case may be.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Second Maturity Extension” shall have the meaning provided in the definition of “Scheduled Maturity Date.”

“Second Extension Fee” shall have the meaning provided in Section 4.1(e).

“Scheduled Maturity Date” shall mean the date that is fourteen (14) months after the Petition Date (or if such day shall not be a Business Day, the next succeeding Business Day) (the “Initial Maturity Date”); provided that the Borrower may (i) make, prior to the Initial Maturity Date, a one-time election to extend the Initial Scheduled Maturity Date by up to six (6) months so long as no Event of Default shall have occurred and be continuing and the Borrower shall have paid the First Extension Fee (the “First Maturity Extension”) and (ii) to the extent the First Maturity Extension shall have been exercised, make, prior to the Scheduled Maturity Date (after giving effect to the First Maturity Extension), another one-time election to further extend the Scheduled Maturity Date by up to six (6) months solely to the extent (v) an order of the Bankruptcy Court confirming an Acceptable Plan shall have been entered on or prior to the then Scheduled Maturity Date (after giving effect to the First Maturity Extension, but without giving effect to the proposed extension set forth in this clause (ii)), (x) the sole remaining conditions precedent to the Plan Effective Date with respect to an Acceptable Plan are to obtain regulatory approvals necessary to consummate such Acceptable Plan, (y) no Event of Default shall have occurred and be continuing and (z) the Borrower shall have paid the Second Extension Fee (the “Second Maturity Extension”).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall mean collectively, (i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent, (iii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under this Agreement or any other Credit Document and (iv) any successors, indorsees, transferees and assigns of each of the foregoing and also the Persons described in the term “Secured Parties” in the applicable Security Documents, or, where the context so requires, shall be the collective reference to all such Persons.

“Security Agreement” shall mean the Security and Pledge Agreement, to be entered into on the Closing Date by the Credit Parties, the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E hereto, the same may be amended, supplemented or otherwise modified from time to time

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Final DIP Order and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations. The Security Documents (other than the Final DIP Order) shall supplement, and shall not limit, the grant of a Lien on and security interest in the Collateral pursuant to the Final DIP Order.

“Series” shall have the meaning as provided in Section 2.14.

“Signing Date” shall mean May 13, 2020, which shall be the date of the Backstop Commitment Letter.

“Sponsor” shall mean (1) one or more investment funds advised, managed or controlled by BC Partners Holdings Limited or any Affiliate thereof, (2) one or more investment funds advised, managed or controlled by Silver Lake or any Affiliate thereof, and (3) one or more investment funds advised, managed or controlled by any of the Persons described in clauses (1) and (2) of this definition, and, in each case (whether individually or as a group), their Affiliates.

“Statutory Reserve Rate” shall mean, for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) applicable to any member bank of the Federal Reserve System of the United States of America in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America). Term Loans shall be deemed to be subject to such reserve requirements. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Licenses” shall mean all FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Station (other than any FCC License held by Intelsat General Corporation or any of its Subsidiaries).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Subsidiary Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantors” shall mean (a) each Subsidiary listed of Schedule 1.1(b), and (b) each Subsidiary that becomes a party to the Guarantee after the Signing Date pursuant to Section 9.11.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, (a) in the case of each Backstop Party, the amount of such Backstop Party’s commitment to make Term Loans in the amount set forth opposite such Backstop Party’s name on Annex I to the Restated Backstop Commitment Letter as such Backstop Party’s “Term Loan Commitment” (as subsequently adjusted to give effect to the Commitment Re-allocation) and (b) the amount specified as such Lender’s “Term Loan Commitment” set forth opposite such Lender’s name in Annex I or in the documentation relating to the Commitment Re-allocation reasonably satisfactory to the Borrower, the Administrative Agent and the Required Backstop Parties or in the Assignment and Acceptance, in each case, pursuant to which such Lender acquired a portion of the Term Loan Commitment, as the case may be, in each case, as the same may be increased or decreased from time to time pursuant to the terms hereof.

“Term Loans” shall mean a Loan made pursuant to Section 2.01(a).

“Ticking Fee” shall have the meaning provided in Section 4.1(c).

“Total Credit Exposure” shall mean, at any date, the sum of (a) Available Term Loan Commitment at such date and (b) the outstanding principal amount of all Term Loans at such date.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Treasury Rate” shall mean, as of a given date, the yield to maturity, as of such date and as determined by the Borrower, interpolated on a straight-line basis between United States Treasury securities with constant maturities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 2, 2020; provided, however, that if the period from such date to July 2, 2020, is less than one year, the weekly average yield on one year constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“TT&C Station” shall mean an earth station operated by the Borrower or any of its Restricted Subsidiaries for the purpose of providing tracking, telemetry, control and monitoring of any Satellite.

“Type” shall mean, as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Guarantor” shall mean any Guarantor organized under the laws of England and Wales.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the Signing Date, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Cash Amount” shall mean, as of any date of determination, the aggregate amount of cash and cash equivalents (in each case, free and clear of all liens, other than Liens permitted pursuant to Section 10.02) (excluding cash and cash equivalent that are listed as “restricted” on the consolidated balance sheet of the applicable Persons as of such date unless “restricted” in favor of the DIP Facility or the Prepetition Secured Debt (which may also secure other Indebtedness along with the DIP Facility to the extent permitted pursuant to Section 10.2)).

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Borrower set forth in Schedule 1.1(c) and (b) each Subsidiary of an Unrestricted Subsidiary set forth in the preceding clause (a); provided, however, that at the time of any written re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation; provided, further, that, for the avoidance of doubt, no additional Subsidiary of the Borrower may be added to Schedule 1.1(c) on and after the Signing Date.

“Upfront Payment” shall have the meaning provided in Section 4.1(b).

“Upfront Payment Percentage” shall have the meaning provided in Section 4.1(b).

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Waivable Mandatory Repayment” shall have the meaning provided in Section 5.2(g).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person 100% of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Each reference to an agreement or document herein shall mean such agreement or document as from time to time amended, supplemented or modified in accordance with its terms, unless expressly stated otherwise.

1.2. Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5, 10.6 and 11 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner reasonably acceptable to the Required Lenders. For purposes of determining compliance with Sections 10.1 and 10.2, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence.

1.3. Reserved.

1.4. Accounting Terms.

(a) The Borrower may notify the Administrative Agent in writing at any time that it has elected to so use IFRS in lieu of GAAP and, upon any such written notice (a copy of which shall be provided by the Administrative Agent to the Lenders), references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirement set forth in Section 11, (i) the Borrower shall provide to the Administrative Agent (for delivery to the Lenders) financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

(b) Anything in this Agreement to the contrary notwithstanding, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement.

1.5. Ability to Redesignate. For purposes of determining compliance with any one of Sections 9.9, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 and 1.1(a), in the event that any Lien, Investment, Indebtedness, merger, consolidation, amalgamation or similar fundamental change, Disposition, dividend, affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Section, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower (and the Borrower shall be entitled to redesignate use of any such clauses from time to time) in its sole discretion at such time.

1.6. Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or other Person, or an allocation of assets to a series of a limited liability company or other Person (or the unwinding of such a division or allocation) (any such transaction, a “Division”), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any Division of a limited liability company or other Person shall constitute a separate Person hereunder (and each Division of any limited liability company or other Person that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2. Amount and Terms of Credit.

2.1. Commitments.

(a) Term Loan Commitments. Subject to the terms and conditions set forth herein and in the Final DIP Order, each Lender agrees, severally and not jointly, to make Term Loans to the Borrower denominated in Dollars in up to three draws on any Business Day on or after the Closing Date, in an aggregate principal amount not to exceed its respective Term Loan Commitment.

(b) All such Term Loans made by each of the Lenders may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed. For the avoidance of doubt, any Term Loan Commitments (x) shall be reduced dollar for dollar at the time of funding of any Term Loans thereunder and (y) shall terminate in full upon the third Borrowing hereunder.

(c) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. (x) The first Borrowing of Term Loans shall be made on or after the Closing Date in the aggregate principal amount of $500,000,000, (y) the second Borrowing of Term Loans shall be made after the date of the first Borrowing but prior to the Maturity Date in an aggregate principal amount equal to the lesser of the then Available Term Loan Commitment and $250,000,000 and (z) the third Borrowing of Term Loans shall be made after the date of the second Borrowing but prior to the Maturity Date in the aggregate principal amount equal to the then Available Term Loan Commitment. Each Borrowing of Term Loans shall consist of Term Loans of the same Type made on the same day by the Term Lenders ratably according to their respective Term Commitments; provided that there shall not at any time be more than a total of six (6) LIBOR Loans outstanding.

2.3. Notice of Borrowing. The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ (or, with respect to the second and third Borrowings, ten (10) Business Days’) prior written notice of the Borrowing of Term Loans. Such notice (a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing and (iii) whether the Term Loans shall consist of ABR Loans or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto; provided that the Borrower may condition the initial Borrowing upon the entry of the Final DIP Order. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a LIBOR Loan. If no Interest Period is specified with respect to any requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

The Administrative Agent shall promptly give each Lender written notice of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

2.4. Disbursement of Funds.

(a) No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by promptly crediting the amounts so received, in like funds, to the account of the Borrower designated in the applicable Notice of Borrowing. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, shall make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then unpaid Loans, in Dollars.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(f) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(g) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (e) and (f) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the Register and the account or accounts of each Lender, the Register shall control absent manifest error.

2.6. Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day to convert all or a portion of the outstanding principal amount of Term Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans as LIBOR Term Loans for an additional Interest Period; provided that (i) ABR Loans may not be converted into LIBOR Term Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, and (ii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (each, a “Notice of Conversion or Continuation”) specifying the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in the Notice of Conversion or Continuation, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7. Pro Rata Borrowings. Each Borrowing under this Agreement shall be granted by the Lenders pro rata on the basis of their then applicable Term Loan Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest or commitment fee after the cure period set forth in Section 12.1(b) payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or commitment fee, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, or (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice the Interest Period applicable to such Borrowing, which Interest Period shall, except as contemplated by this Section 2.9, at the option of the Borrower be a one, two, three or six month period; provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Required Lenders.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans or) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) [reserved];

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Scheduled Maturity Date of such Loan then in effect; and

(e) unless the Borrower elects otherwise in its sole discretion, all Term Loans funded in the second and third Borrowings will be of the same Type and, in the case of LIBOR Loans, have the same Interest Periods and LIBOR Rate as all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of Term Loans then outstanding); provided that the initial Interest Period of any such LIBOR Term Loans funded shall commence on the applicable funding date and shall end on the last day of the then-current Interest Period for all other LIBOR Term Loans then outstanding (on a ratable basis if there is more than one Borrowing of other LIBOR Term Loans then outstanding).

2.10. Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Indemnified Taxes and Other Taxes indemnifiable under Section 5.4 and Excluded Taxes) because of (x) any change since the Signing Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(ii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Signing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender shall within a reasonable time thereafter give notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (y) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(i) or (ii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(ii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(i) or (ii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Term Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Signing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Signing Date regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Signing Date. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice. For the avoidance of doubt, this Section 2.10(c) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the United States financial regulatory authorities (including regulations implementing the recommendations of the Bank for International Settlements), regardless of the date adopted, issued, promulgated or implemented.

(d) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.

2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 12 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as an LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(i), 2.10(a)(ii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 90 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 91st day prior to the giving of such notice to the Borrower.

2.14. Inability to Determine Rates.

(a) If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by facsimile, telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Notice of Borrowing requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary in this Agreement or the other Credit Documents, if at any time there ceases to exist a LIBO Rate or other interbank rate in the London Market regulated or otherwise overseen or authorized by the ICE Benchmark Administration or U.K. Financial Conduct Authority for interest periods greater than one (1) Business Day or the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.14(a)(i) or (ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances above have not arisen but the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for fixed periods for syndicated loans in the United States at such time, and they shall enter into an amendment to the Credit Documents to reflect such alternate rate of interest and such other related changes as may be applicable and that are agreed by the Borrower and the Administrative Agent at such time, and shall include any technical, administrative or operational changes that the Administrative Agent reasonably requests and that are acceptable to the Borrower to reflect the adoption and implementation of such alternate rate of interest and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding anything to the contrary in the Credit Documents, such amendment shall become effective without any further action or consent of any other party to Credit Documents so long as the Administrative Agent shall not have received, within five (5) Business Days of the date that notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that they object to such amendment.

2.15. [Reserved].

2.16. MIRE Event. Notwithstanding anything to the contrary herein, the making, increasing, extension or renewal of any Loans pursuant to this Agreement shall be subject to flood insurance due diligence and flood insurance compliance in accordance with Section 9.3(c) hereto and shall otherwise be reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 3. Priority and Liens.

3.1. DIP Liens. Subject to the Carve Out, the Obligations shall be secured by valid, binding, continuing enforceable, fully-perfected, non-avoidable, automatically and properly perfected Liens on, and security interests in (such liens and security interests, the “DIP Liens”), all present and after acquired property (whether tangible, intangible, real, personal or mixed) of the DIP Debtors wherever located, including, without limitation, all accounts, as-extracted collateral, deposit accounts, cash and cash equivalents, inventory, equipment, capital stock in subsidiaries of the DIP Debtors, and the proceeds thereof, investment property, instruments, chattel paper, real estate, leasehold rights and leasehold interests, contracts, patents, copyrights, trademarks and other general intangibles, and all products and proceeds thereof, including proceeds from any directors/officers’ insurance policies, and including (i) to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses, (ii) the C-Band Payments and (iii) the Avoidance Proceeds (all such property, the “DIP Collateral”) as follows:

(a) Pursuant to Bankruptcy Code section 364(c)(2), be secured by a valid, binding, continuing, enforceable, fully-perfected first priority senior security interest in and Lien upon all prepetition and postpetition property of the DIP Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable Liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), including, without limitation, any unencumbered cash of the DIP Debtors (whether maintained with any Agent or otherwise) and any investment of such cash, accounts, inventory, good, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangible, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, intercompany claims, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, vehicles, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each DIP Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly owned subsidiaries, money, investment property, causes of action (including the Avoidance Proceeds), and all cash and non-cash proceeds, rents, products, substitutions, accessions, profits and supporting obligations of any of the collateral described above, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located, subject only to the Carve Out;

(b) Pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully perfected first priority priming security interest and Lien (the “Priming Liens”) on all prepetition and postpetition property of the DIP Debtors of the same nature, scope, and type as the collateral securing the Prepetition Secured Debt (the “Prepetition Collateral”) whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located, that is subject to any of the Liens securing the obligations under the Prepetition Secured Debt (the “Prepetition Liens”), regardless of whether or not any Prepetition Liens on the assets are voided, avoided, invalidated, lapsed, or unperfected subject only to the Carve Out. The Priming Liens shall prime in all respects the Liens and security interests of the Prepetition Secured Parties, with respect to the Prepetition Secured Debt (including, without limitation, the Prepetition Liens and the Adequate Protection Liens granted to the Prepetition Secured Parties) (the “Primed Liens”). Notwithstanding anything herein to the contrary, the Priming Liens (i) shall be subject and junior to the Carve Out in all respects, (ii) shall be senior in all respects to the Prepetition Liens and (iii) shall also be senior to the Adequate Protection Liens;

(c) Pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a valid, binding, continuing, enforceable, fully perfected junior priority security interest and Lien on all prepetition and postpetition property of the DIP Debtors to the extent that such assets are subject to valid, perfected and unavoidable Liens in favor of third parties that were in existence immediately prior to the Petition Date (other than the Primed Liens), or to valid and unavoidable

Liens in favor of third parties that were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (other than Primed Liens), which Liens shall be (a) junior and subordinate to any such valid, perfected, and non-avoidable Liens (other than Primed Liens) in existence immediately prior to the Petition Date and/or (b) any such valid and non-avoidable Liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code; provided that nothing in the foregoing shall limit the rights of the DIP Secured Parties under the DIP Documents to the extent any such Liens are not permitted thereunder; and

(d) Pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Obligations shall constitute allowed superpriority administrative expense claims against the DIP Debtors on a joint and several basis (without the need to file any proof of claim) with priority over any and all claims against the DIP Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims (“Administrative Expense Claims”) arising under sections 105, 326, 327, 328, 330, 331, 365, 503(b), 506(c), 507(a), 507(b), 726, 1113, or 1114 of the Bankruptcy Code (including the Adequate Protection Obligations), whether or not such expenses or claims may become secured by a judgment Lien or other non-consensual Lien, levy, or attachment, which allowed claims (the “DIP Superpriority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Superpriority Claims shall be payable from and have recourse to all prepetition and postpetition property of the DIP Debtors and all proceeds thereof (excluding claims and causes of action under sections 502(d), 544, 545, 547, 548, and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code (collectively, “Avoidance Actions”) but including any proceeds or property recovered, unencumbered, or otherwise, from Avoidance Actions, whether by judgment, settlement, or otherwise (“Avoidance Proceeds”)) in accordance with the other DIP Documents, subject only to the Carve Out. The DIP Superpriority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code if the Final DIP Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise;

3.2. Primed Liens. The Priming Liens (i) shall be subject and junior to the Carve Out in all respects, (ii) shall be senior in all respects to the interests in such property that secures the obligations in respect of the Primed Liens (such holders, as applicable, the “Primed Parties”) and (iii) shall be senior to any Liens granted after the Petition Date to provide adequate protection in respect of any of the Primed Liens. The Primed Liens shall be primed by and made subject and subordinate to the Carve Out and the Priming Liens, but the Priming Liens shall not prime Liens, if any, to which the Prepetition Liens are subject to on the Petition Date (other than Liens which are themselves Prepetition Liens).

3.3. Lien Priority and Perfection. The relative priorities of the Liens described in this Section 3 with respect to the Collateral shall be as set forth in the Final DIP Order and the Security Agreement. In accordance with the Final DIP Order, all of the Liens described in this Section 3 shall be effective and perfected upon entry of the Final DIP Order, without the necessity of the execution, recordation or filings by the Credit Parties of security agreements, control agreements, pledge agreements, mortgages, intellectual property filings, notice of Liens, financing statements or other similar instruments or documents, or the possession or control by the Collateral Agent of, or over, any Collateral, or take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Final DIP Order or any other Credit Document, as set forth in the Final DIP Order; provided, however, subject to the terms hereof, such effectiveness and perfection shall not preclude the Collateral Agent or the Required Lenders from requesting such execution, recordation or filing that the Collateral Agent or the Required Lenders may deem desirable (including any security documents or actions under laws of the applicable foreign jurisdictions).

3.4. Real Estate Liens. Further to Section 3.1 and the Final DIP Order, to secure the full and timely payment and performance of the Obligations, each Credit Party hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Collateral Agent, for the benefit of the Agents and the ratable benefit of the Secured Parties, the Real Estate and property and interests relating thereto (which, for the avoidance of doubt, shall include all of such Credit Party’s right, title and interest now or hereafter acquired in and to (A) all improvements now owned or hereafter acquired by such Credit Party, (B) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Credit Party and now or hereafter attached to, installed in or used in connection with the Real Estate, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Credit Party now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the Uniform Commercial Code) related to the Real Estate, (C) [reserved], (D) all reserves, escrows or impounds and all deposit accounts maintained by such Credit Party with respect to the Real Estate, (E) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Estate, together with all related security and other deposits, (F) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Estate, (G) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Estate, (H) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (I) all property tax refunds payable with respect to the Real Estate, (J) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (K) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Credit Party as an insured party, and (L) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Credit Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Estate), TO HAVE AND TO HOLD to the Collateral Agent, and such Credit Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Collateral Agent.

3.5. No Discharge; Survival of Claims. Each of the Credit Parties agrees that prior to Payment in Full of the Obligations and termination of the Commitments, (a) its obligations under the Credit Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Credit Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the DIP Superpriority Claims granted to the Agents and the Lenders pursuant to the Final DIP Order and the DIP Liens granted to the Agents and the Lenders pursuant to the Final DIP Order shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

3.6. Payment of Obligations. Subject to the Final DIP Order, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Credit Parties under this Agreement or any of the other Credit Documents, the Agents and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

SECTION 4. Fees; Commitments.

4.1. Fees.

(a) [Reserved].

(b) The Borrower agrees to pay to the Administrative Agent for the ratable account of the Lenders entitled thereto, an upfront payment (the “Upfront Payment”) in cash (which, at the discretion of the Required Lenders (with written notice provided to the Administrative Agent), may take the form of original issue discount) in an amount equal to 1.5% of (the “Upfront Payment Percentage”) of (i) the aggregate principal amount of the Term Loans funded hereunder in respect of the first Borrowing referred to in Section 2.2, which first Upfront Payment shall be earned, due and payable on the date of such first Borrowing and calculated by multiplying the Upfront Payment Percentage by the aggregate principal amount of Term Loans funded by such Lender on the date of such first Borrowing, (ii) the aggregate principal amount of the Term Loans funded hereunder in respect of the second Borrowing referred to in Section 2.2, which second Upfront Payment shall be earned, due and payable on the date of such second Borrowing and calculated by multiplying the Upfront Payment Percentage by the aggregate principal amount of the Term Loans funded by such Lender on the date of such second Borrowing; and (iii) the aggregate principal amount of the Term Loans funded hereunder in respect of the third Borrowing referred to in Section 2.2, which third Upfront Payment shall be earned, due and payable on the date of such third Borrowing and calculated by multiplying the Upfront Payment Percentage by the aggregate principal amount of the Term Loans funded by such Lender on the date of such third Borrowing; provided that notwithstanding the foregoing, for the avoidance of doubt no applicable original issue discount shall reduce the amount of Obligations required to be prepaid or repaid with respect to the Loans owing hereunder. If any Lender shall fail to fund its Term Loan Commitment upon satisfaction of all applicable conditions precedent, the Upfront Payment with respect to such unfunded amount of the Term Loan Commitment shall be reallocated to any Lender that funds such unfunded Amount.

(c) The Borrower agrees to pay to the Administrative Agent for the ratable account of the Lenders entitled thereto, (i) on the last day of each fiscal quarter prior to the Commitment Termination Date and (ii) on the Commitment Termination Date, a ticking fee with respect to the then Available Term Loan Commitments (the “Ticking Fee”), in arrears, in cash equal to 3.60% per annum multiplied by the amount of the Available Term Loan Commitments accruing from the Final DIP Order Entry Date for any period then ending for which the Ticking Fee shall not have previously been paid.

(d) If the Borrower shall elect to exercise the First Maturity Extension, the Borrower shall pay, to the Administrative Agent for the ratable account of the Lenders entitled thereto, on the date of such election, as fee compensation for such extension of the Scheduled Maturity Date of the Term Loans, an extension fee (the “First Extension Fee”) in cash in an amount equal to 0.50% of the sum of (i) the aggregate principal amount of the Term Loans then outstanding and (ii) the aggregate amount of the then Available Term Loan Commitments.

(e) If the Borrower shall elect to exercise the Second Maturity Extension, the Borrower shall pay, to the Administrative Agent for the ratable account of the Lenders entitled thereto, on the date of such election, as fee compensation for such extension of the Scheduled Maturity Date of the Term Loans, an extension fee (the “Second Extension Fee”) in cash in an amount equal to 0.50% of the sum of (i) the aggregate principal amount of the Term Loans then outstanding and (ii) the aggregate amount of the then Available Term Loan Commitments.

(f) The Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the applicable Agents (including pursuant to the Administrative Agent Fee Letter).

(g) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for appropriate distribution in accordance herewith. Once paid, none of the fees shall be refundable under any circumstances. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2. Voluntary Reduction of Term Loan Commitments. Upon at least one Business Day’s prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower (on behalf of itself) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Term Loan Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Term Loan Commitment of each of the Lenders and (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000.

4.3. Mandatory Termination of Commitments.

(a) The Term Loan Commitments shall be permanently reduced dollar for dollar at the time of funding of any Term Loans thereunder and terminate on the Commitment Termination Date.

(b) The Term Loan Commitments shall be reduced pursuant to Section 5.2(a)(ii) below.

(c) The Term Loan Commitments shall terminate on or after the earliest to occur of (i) 45 days after the Petition Date unless prior to such time the Final DIP Order shall have been entered by the Bankruptcy Court, (ii)(x) prior to the Closing Date, the date when any DIP Debtors file a motion with the Bankruptcy Court for an alternative debtor-in-possession financing or use of cash collateral not contemplated by the Interim Cash Collateral Order and (y) on and after the Closing Date, the date when any DIP Debtors file a motion with the Bankruptcy Court for an alternative debtor-in-possession financing or use of cash collateral not contemplated by the Interim Cash Collateral Order or Final Cash Collateral Order, as applicable, (iii) the Credit Documents shall not have been executed by the Borrower and the other Credit Parties and the conditions precedent contained in Section 6 of the this Agreement have not been satisfied within eight (8) Business Days after the Final Order Entry Date and (iv) the Borrower’s failure to request the initial Borrowing within one (1) Business Day upon all conditions precedent to the initial Borrowing as set forth in this Agreement (other than the delivery of a Notice of Borrowing by the Borrower and other conditions of a nature that shall be satisfied concurrently with the funding of the initial Borrowing) having been satisfied.

SECTION 5. Payments.

5.1. Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions and subject to clause (b) and (c) below: (a) the Borrower shall give the Administrative Agent and at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) 10:00 a.m. (New York City time) one Business Day (or, in the case of LIBOR Loans, three (3) Business Days) prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000; and (c) any prepayment of LIBOR Term Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. At the Borrower’s election, prepayments of Terms Loans pursuant to this Section 5.1 may be applied pro rata among the Term Loans. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be applied to reduce Term Loans in such order as the Borrower may determine. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender.

5.2. Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event (other than a C-Band Prepayment Event) occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event (other than a C-Band Prepayment Event) and the receipt of Net Cash Proceeds by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that any proceeds received in escrow shall not be deemed to be received for purposes of this Section 5.2(a) until such proceeds are released from escrow.

(ii) On the tenth Business Day of each month, the Borrower shall, first, reduce the then Available Term Loan Commitment in an amount equal to 100% of the Net Cash Proceeds of the C-Band Sweep Payment from all C-Band Prepayment Events that occurred during the prior month; and second, to the extent the then Available Term Loan Commitment equals zero ($0), prepay the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds of the C-Band Sweep Payment from all C-Band Prepayment Events that occurred during the prior month (minus the amount of the Net Cash Proceeds of the C-Band Sweep Payment from the applicable C-Band Prepayment Event that shall have reduced the then Available Term Loan Commitments pursuant to the preceding “first” clause), in each case, in accordance with paragraph (c) below; provided that any proceeds received by the Borrower or any Restricted Subsidiary in escrow shall not be deemed to be received for purposes of this Section 5.2(a)(ii) until such proceeds are released to the Borrower or any Restricted Subsidiary from escrow; provided further that, notwithstanding the foregoing, with respect to each individual month, making the full amount of any such required commitment reduction or prepayment shall only be required to the extent that, after giving pro forma effect to such commitment reduction and/or prepayment, the Liquidity of the Credit Parties on such date would be greater than or equal to $500,000,000 with such required commitment reduction and/or prepayment amount being reduced for each month to permit the DIP Debtors to maintain pro forma Liquidity of $500,000,000.

(b) [Reserved].

(c) Application of Prepayment Amounts. Each prepayment of Term Loans and reduction of Available Term Loan Commitments required by Section 5.2(a) shall be applied pro rata among the Term Loans and the Available Term Loan Commitments, as the case may be. With respect to each such prepayment or commitment reduction, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment or commitment reduction, give the Administrative Agent written notice requesting that the Administrative Agent provide notice of such prepayment or commitment reduction to each applicable Lender.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) [Reserved].

(f) [Reserved].

(g) Notwithstanding anything to the contrary contained in this Section 5.2 or elsewhere in this Agreement (including, without limitation, in Section 14.1), each Lender with outstanding Term Loans or Available Term Loan Commitments may reject all (but not less than all) of its applicable share of a mandatory repayment of Term Loans or commitment reduction of the Available Term Loan Commitments which is to be made pursuant to Section 5.2 (such declined amounts, the “Declined Proceeds”) by providing written notice to the Administrative Agent no later than 4:00 P.M. (New York time) on the date which is two Business Days after the date of such notice from the Administrative Agent (and the Administrative Agent shall promptly thereafter notify the Borrower thereof). If any Lender with outstanding Term Loans or Available Term Loan Commitments does not reply to the Administrative Agent within such two Business Day period, such Lender will be deemed to have accepted the total amount of such mandatory prepayment or commitment reduction. Any Declined Proceeds shall be retained by the Borrower.

5.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments.

(a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if any Credit Party or other applicable withholding agent shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii)

the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by any Credit Party, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the applicable Credit Party showing payment thereof.

(b) Borrower shall timely pay any Other Taxes.

(c) Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) A Lender that is entitled to an exemption from or reduction in a withholding tax imposed under the laws of Luxembourg with respect to any payments under this Agreement or any other Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation. To the extent it is legally entitled to do so, each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file or deliver to the Borrower and the Administrative Agent any certificate or document, as reasonably requested by the Borrower or the Administrative Agent, that may be necessary to establish any available exemption from, or reduction in the amount of, any withholding taxes imposed by a jurisdiction other than Luxembourg; provided, however, that a Lender shall not be required to file or deliver any such certificate or document if in such Lender’s reasonable judgment such completion, execution or delivery would be disadvantageous to such Lender or would subject such Lender to any unreimbursed cost.

(e) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender or the Administrative Agent, as applicable, receives a refund of a tax (in cash or applied as an offset against other cash tax liabilities) for which a payment has been made by any Credit Party pursuant to this Agreement, which refund in the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower shall return any such amounts (along with any applicable interest) to the extent that the Administrative Agent or applicable Lender is required to repay any such refund to the applicable taxing authority. A Lender or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (e) or any other provision of this Section 5.4.

(f) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5. Computations of Interest and Fees.

(a) Interest on (x) LIBOR Loans shall be calculated on the basis of a 360-day year and (y) ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Effectiveness on the Closing Date.

The effectiveness of this Agreement on the Closing Date shall be subject to the prior or concurrent satisfaction of the Required Backstop Parties of each of the conditions precedent set forth in this Section 6 (or waiver thereof in accordance with Section 14.1).

6.1. Executed Counterparts of this Agreement. The Administrative Agent and counsel to the Backstop Parties shall have received this Agreement, duly executed by (A) each Lender, (B) each Credit Party and (C) each of the other parties hereto.

6.2. 13-Week DIP Budget. The Administrative Agent and the financial advisor and counsel to the Backstop Parties shall have received the initial DIP Budget for the 13-week period ending after the Signing Date for informational purposes only.

6.3. Corporate and Other Proceedings. The Administrative Agent and counsel to the Backstop Parties shall have received from each Credit Party a certificate, executed by an officer of such Credit Party in form and substance reasonably satisfactory to the Required Backstop Parties, attaching: (i) a copy of the resolutions, in form and substance reasonably satisfactory to the Required Backstop Parties, of the board of directors (or similar body) of such Credit Party (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of this Agreement and the Security Documents to which such Credit Party is party (and any other agreements relating thereto) and (B) in the case of the Borrower, the extensions of credit contemplated hereunder; (ii) the certificate of incorporation and bylaws (or memorandum and articles, or other documents of similar import pursuant to the laws of such Credit Party’s jurisdiction of organization) of such Credit Party; and (iii) a certificate of good standing (or such other document of similar import as may be reasonably acceptable to the Required Backstop Parties) with respect to such Credit Party from the secretary of state (or comparable body) of the jurisdiction in which such Credit Party is organized, dated as of a recent date.

6.4. Opinions of Counsel. The Administrative Agent shall have received (i) a legal opinion from Kirkland & Ellis LLP, counsel to the Borrower and (ii) a legal opinion from Elvinger Hoss Prussen société anonyme, Luxembourg counsel to the Borrower, in each case, in form and substance reasonable satisfactory to the Required Backstop Parties.

6.5. Promissory Notes. Each applicable Lender shall have received, if requested at least two (2) Business Days prior to the Closing Date, one or more promissory notes payable to the order of such Lender duly executed by the Borrower in substantially the form of Exhibits E evidencing its Term Loans.

6.6. Fees. The Administrative Agent and Lenders shall have received the fees required to be paid on or prior to the Closing Date (including, without limitation, the backstop premium payable on the Signing Date pursuant to the Backstop Commitment Letter and the Restated Backstop Commitment Letter) and all reasonable, documented and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of Akin Gump Strauss Hauer & Feld LLP, as counsel to the Lenders, and Centerview Partners, as financial advisors to the Lenders) for which invoices have been presented at least one (1) Business Days prior to the Closing Date shall have been paid.

6.7. Collateral. The Administrative Agent and counsel to the Backstop Parties shall have received (in each case in form and substance reasonably satisfactory to the Required Backstop Parties):

(a) the duly executed Security Agreement;

(b) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Requirements of Law in each jurisdiction as may be, in the opinion of the Required Backstop Parties, reasonably desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(c) evidence (including a customary perfection certificate) that all other actions, recordings and filings that the Collateral Agent may deem desirable shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Required Backstop Parties;

provided, however, that without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Orders and the Security Documents, with respect to and solely with respect to the occurrence of the Closing Date, (x) the Credit Parties will not be obligated to enter into any mortgages, authorize any fixture filing, enter into any agreement requiring “control” (as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title and (y) no Credit Party shall be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside of the United States; provided, further, that the preceding proviso shall not preclude the Agent or the Required Lenders from reasonably requesting such documents, filings or other actions after the Closing Date.

6.8. Perfection Certificate. The Collateral Agent and counsel to the Backstop Parties shall have received a completed Perfection Certificate substantially in the form of Exhibit D, together with all attachments contemplated thereby, in form and substance reasonably satisfactory to the Required Backstop Parties.

6.9. Intercompany Subordination Agreement. The Administrative Agent and counsel to the Backstop Parties shall have received a duly executed Intercompany Subordination Agreement substantially in the form of Exhibit I.

6.10. Petition Date. The Petition Date shall have occurred no later than May 15, 2020.

6.11. Final DIP Order. The Final DIP Order Entry Date shall have occurred not later than 45 days following the Petition Date, and the Final DIP Order shall not have been vacated, reversed, modified, amended or stayed.

6.12. First Day Orders. All First Day Orders, including, without limitation, all final orders with respect to the relief sought in the Debtors’ motions requesting entry of the First Day Orders, shall have been entered by the Bankruptcy Court and all such entered First Day Orders shall be reasonably satisfactory in form and substance to the Required Backstop Parties, it being understood that drafts approved by counsel to the Required Backstop Parties, on or prior to the Signing Date are reasonably satisfactory.

6.13. Trustee. No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

6.14. Material Adverse Effect. Since the Signing Date, there shall have been no Material Adverse Effect.

6.15. Patriot Act. The Administrative Agent and each Lender that has requested the same shall have received on or prior to the Closing Date (i) all documentation and other information reasonably requested in writing by them at least ten (10) Business Days prior to the Closing Date that they shall have reasonably determined is required by the applicable regulatory authorities to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification to the extent requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or such Lender, as applicable.

6.16. Liens. The Collateral Agent, for the benefit of the Secured Parties, shall have valid and perfected Liens on all Collateral, to the extent contemplated hereby, and pursuant to the other Credit Documents, including the Final DIP Order, in each case, subject to the provisos at the end of Section 6.7.

For purposes of determining whether the conditions set forth in this Section 6 have been satisfied, by releasing its signature page hereto, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

SECTION 7. Conditions Precedent to All Credit Events.

The agreement of each Lender to make any Loan requested to be made by it on or after the Closing Date is subject to the satisfaction of the following conditions precedent:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received a written Notice of Borrowing meeting the requirements of Section 2.3.

7.3. No Violation. The making of such Loan shall not violate any requirement of material Law applicable to the Credit Parties, after giving effect to the Final DIP Order and any other order of the Bankruptcy Court entered on or prior to the date of the applicable Credit Extension, and shall not be enjoined, temporarily, preliminarily or permanently.

7.4. Fees and Expenses. The Administrative Agent, the Backstop Parties and the Lenders shall have received the fees in the amounts previously agreed in writing by the Administrative Agent or otherwise pursuant to the Credit Documents, if any, on or prior to such date and all reasonable, documented and invoiced out-of-pocket expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which, with respect to expenses, invoices have been presented at least one (1) Business Day prior to such date shall have been paid; which amounts may be paid from the proceeds of the Term Loans funded on the date of such Borrowing unless required to be paid by the Borrower prior to such date.

7.5. Participation Election. With respect to the first Borrowing, the Borrower or any of its Restricted Subsidiary that is a Guarantor party hereto and a guarantor party under the Prepetition Secured Debt shall have submitted to the FCC an election that is agreeable in form to the Borrower to participate in accelerated clearing of the C-band; provided that the entity receiving the accelerated relocation payments shall be a Debtor subsidiary of the Borrower (the “Participation Election Form”).

In determining the satisfaction of the conditions specified in this Section 7, each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 7.1.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, each Credit Party, on behalf of itself and its Restricted Subsidiaries, makes the following representations and warranties to, and agreements with, the Lenders, on the Closing Date and the date of each Credit Event, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1. Corporate Status. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or public limited liability company or private limited liability company (as applicable) or other entity in good standing (to the extent that concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its organization and, subject to the entry of the Final DIP Order and any other applicable orders of the Bankruptcy Court and subject to the terms thereof, has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Subject to the entry of the Final DIP Order and subject to the terms thereof, each Credit Party has the corporate or other organizational power and authority to, execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Subject to the entry of the Final DIP Order and subject to the terms thereof, each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document which is currently in effect constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity subject to mandatory Luxembourg law provisions.

8.3. No Violation. Subject to the entry of the Final DIP Order and subject to the terms thereof, each Credit Party, neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party and which is currently in effect nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) except to the extent arising under the documents governing the Prepetition Debt, result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Indentures governing the Prepetition Senior Notes and the Prepetition Secured Notes), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents (to the extent applicable) of the Borrower or any of the Restricted Subsidiaries.

8.4. Litigation. Except for the Cases, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. Subject to the entry of the Final DIP Order and subject to the terms thereof, the execution, delivery and performance of any Credit Document currently in effect does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (iii) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (iv) such FCC consents, approvals, registrations, and filings as may be required in connection with the exercise of rights under the Security Documents following an Event of Default, (v) such FCC consents, approvals, registrations, and filings as may be required in the ordinary course of business of the Borrower and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (vi) such licenses, approvals, authorizations and consents as may be required by the U.S. Department of State pursuant to the International Traffic in Arms Regulations, the U.S. Department of Commerce pursuant to the Export Administration Regulations and the U.S. Department of Treasury pursuant to Foreign Asset Control Regulations in connection with the exercise of rights hereunder and under the Security Documents following an Event of Default, and (vii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender in connection with this Agreement for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished (subject, in the case of quarterly or interim financial statements, to normal year-end audit adjustments), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The DIP Budget has been based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

8.9. Financial Condition; Financial Statements.

(a) The Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby (subject, in the case of quarterly or interim financial statements, to normal year-end audit adjustments). The financial statements referred to in clause (a) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b) There has been no Material Adverse Effect since the Signing Date.

8.10. Tax Returns and Payments.

(a) The Borrower and each of the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due (including in its capacity as a withholding agent), other than those (a) not yet delinquent or (b) the payment of which are stayed by the Cases, the nonpayment of which is permitted or required by the Bankruptcy Code or that are contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year.

(b) None of the Borrower or any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect.

8.11. Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no failure to satisfy the minimum funding standard under Section 430 of the Code, whether or not waived, has occurred (or is reasonably expected to occur) with respect to a Plan or failure to make a required contribution to a Multiemployer Plan; none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or required contributions to a Multiemployer Plan or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Borrower represents and warrants as of the Amendment 3 Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) in connection with the Loans or the Commitments;

8.12. Subsidiaries. Schedule 8.12 to this Agreement lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Signing Date. All of the outstanding capital stock of the Borrower is owned directly or indirectly by Holdings.

8.13. Patents, etc. The Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14. Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Borrower and its Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15. Properties. (a) The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16. Use of Proceeds. The Borrower will use proceeds of the DIP Facility (i) for the payment of working capital of the Credit Parties in the ordinary course of business, (ii) for C-Band relocation costs, (iii) investment and other general corporate purposes, (iv) for the payment of the costs and expenses of administering the Cases, and (v) to make the Adequate Protection Payments.

8.17. FCC Licenses, Etc. As of the Signing Date, Schedule 8.17 hereto accurately and completely lists for each Satellite (a) all space station licenses for the launch and operation of Satellites with C-band or Ku-band transponders issued by the FCC to the Borrower or any Restricted Subsidiary and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America to launch and operate any such Satellite. As of the Signing Date, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 8.17 hereto with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Subject Licenses is held in the name of a License Subsidiary and is validly issued and in full force and effect, and the Borrower and its Restricted Subsidiaries have fulfilled and performed in all respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

8.18. Satellites. As of the Signing Date, Schedule 8.18 hereto accurately and completely lists each of the Satellites owned by the Borrower and its Restricted Subsidiaries on the Signing Date, and sets forth for each such Satellite that is in orbit, the orbital slot and number and frequency band of the transponders on such Satellite.

8.19. Centre of Main Interest. Each Credit Party incorporated under the laws of the Grand Duchy of Luxembourg has its principal place of business (principal établissement), the seat of its central administration (siège de l’administration centrale) and its centre of main interests (centre des intérêts principaux) located at the place of its registered office (siège statutaire) in the Grand Duchy of Luxembourg and has no establishment (as defined by Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast)) outside the Grand Duchy of Luxembourg.

8.20. Orders. The Final DIP Order is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable perfected security interest in the Collateral without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

8.21. Status of Obligations; Perfection and Priority of Security Interests. Subject to entry of the Final DIP Order and the terms of the Credit Documents, the Obligations shall have the status and priority set forth in Section 3 and, for the avoidance of doubt, are subject to the Carve Out in all respects.

SECTION 9. Affirmative Covenants.

Each Credit Party hereby covenants and agrees that on the Closing Date and thereafter (with respect to Sections 9.1(j), 9.9, 9.14, 9.15(c), 9.21 and 9.22, on the Signing Date and thereafter), until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1. Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to the Lenders (except with respect to clauses (c), (d) and (e) below, to the Administrative Agent, which may provide to any Lender upon request):

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Prepetition Senior Notes (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Prepetition Senior Notes, on or before the date that is 120 days after the end of each such fiscal year), (A) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit (except with respect to any Government Business Subsidiary), together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 11 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (B) if the Borrower had any Unrestricted Subsidiaries during any period covered by the financial information set forth in clause (A), a reasonably detailed break-out of such financial information showing amounts attributable to the Restricted Subsidiaries as a whole and the Unrestricted Subsidiaries as a whole. The filing by Intelsat S.A. or any other direct or indirect parent entity of the Borrower of its Form 20-F or Form 10-K (or any successor or comparable forms) with the SEC as at the end of and for any fiscal year, reported on as aforesaid, shall be deemed to satisfy the obligations under the reporting portion of this paragraph with respect to such year so long as such filing includes (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in the case of a Form 10-K) or an “Operating and Financial Review and Prospects” discussion (in the case of a Form 20-F) that includes a reasonably detailed analysis of the operating results and financial condition (considered separately from the other Subsidiaries of Intelsat S.A., where material) of the Borrower and its Subsidiaries; provided that such detailed analysis of the Borrower and its Subsidiaries shall not be required if Intelsat S.A.’s only material operations or assets in addition to the Borrower and its Subsidiaries includes one or more businesses, each of which discloses a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or an “Operating and Financial Review

and Prospects” discussion for such companies or substantially similar disclosure required by a non-U.S. jurisdiction (considered separately from other Subsidiaries of Intelsat S.A.) publicly on or through the website of Intelsat S.A. or through the EDGAR system and (ii) if the Borrower had any Unrestricted Subsidiaries during any period covered by the financial information set forth in clause (i), a reasonably detailed break-out of such financial information showing amounts attributable to the Restricted Subsidiaries as a whole and the Unrestricted Subsidiaries as a whole.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Prepetition Senior Notes with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Prepetition Senior Notes, on or before the date that is 60 days after the end of each such quarterly accounting period), (A) the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower subject to changes resulting from audit and normal year-end audit adjustments, and (B) if the Borrower had any Unrestricted Subsidiaries during any period covered by the financial information set forth in clause (A), a reasonably detailed break-out of such financial information showing amounts attributable to the Restricted Subsidiaries as a whole and the Unrestricted Subsidiaries as a whole. The furnishing by Intelsat S.A. or any other direct or indirect parent entity of the Borrower of its Form 6-K (or any successor or comparable forms) relating to its quarterly financial statements or the filing of a Form 10-Q (or any successor or comparable forms) with the SEC as at the end of and for any fiscal quarter, certified as aforesaid, shall be deemed to satisfy the reporting obligations under this paragraph with respect to such quarter so long as such filing includes (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (in the case of a Form 10-Q) or, in the case of a Form 6-K, an “Operating and Financial Review and Prospects” discussion complying with the requirements of Form 20-F (adjusted to reflect quarterly rather than annual reporting, consistent with the differences in the form requirements of Form 10-K and Form 10-Q) that includes a reasonably detailed analysis of the operating results and financial condition (considered separately from the other Subsidiaries of Intelsat S.A. where material) of Borrower and its Subsidiaries; provided that such detailed analysis of the Borrower and its Subsidiaries shall not be required if Intelsat S.A.’s only material operations or assets in addition to the Borrower and its Subsidiaries includes one or more businesses, each of which discloses a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or an “Operating and Financial Review and Prospects” discussion for such companies or substantially similar disclosure required by a non-U.S. jurisdiction (considered separately from other Subsidiaries of Intelsat S.A.) publicly on or through the website of Intelsat S.A. or through the EDGAR system and (ii) if the Borrower had any Unrestricted Subsidiaries during any period covered by the financial information set forth in clause (i), a reasonably detailed break-out of such financial information showing amounts attributable to the Restricted Subsidiaries as a whole and the Unrestricted Subsidiaries as a whole.

(c) DIP Budget. On the Thursday following each four-week period (with the first such delivery on June 11, 2020), an updated cash flow forecast for the 13-week period ending after the end of the immediately preceding calendar week (such updated budget shall thereafter be the DIP Budget) for information purposes only.

(d) Budget Variance Report. On the Thursday following each four-week period (with the first such delivery on June 11, 2020 with respect to the four-week period ending on June 5, 2020), a report for information purposes, in each case, in form reasonably satisfactory to the Required Lenders (it being understood that any form previously agreed with the Required Backstop Parties is satisfactory), for the immediately preceding four-week period, that (i) sets forth the variances for the Credit Parties (on a line item basis, as a percentage and as a dollar amount) between the actual results and the corresponding projected amounts reflected in the DIP Budget then in effect for the corresponding period, and (ii) provides an explanation in reasonable detail of the reason for any such variance.

(e) C-band Relocation Costs. On the 21st day after the end of each fiscal month (with the first such delivery on June 21, 2020 with respect to the fiscal month ending on May 31, 2020), a report for information purposes, in form reasonably satisfactory to the Required Lenders (it being understood that any form previously agreed with the Required Backstop Parties is satisfactory), detailing the C-band relocation costs incurred and/or paid during the immediately preceding fiscal month.

(f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer and the chief financial or legal officer (separate from the foregoing Authorized Officer) of the Borrower or Intelsat S.A. setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (g), as the case may be.

(g) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries (other than in connection with the Cases) that could reasonably be expected to result in a Material Adverse Effect, and (iii) any actual or constructive total or material partial loss event with respect to any Satellite.

(h) Environmental Matters. The Borrower will promptly advise the Lenders in writing after obtaining actual knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against the Borrower or any of the Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by the Borrower or any of the Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of the Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of the Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(i) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 20-F, 10-Q, 6-K or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower (and Holdings, if Holdings is a public filing company outside the United States) or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower (and Holdings, if Holdings is a public filing company outside the United States) or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Subsidiaries (including any Senior Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request in writing from time to time; provided that Holdings and the Borrower shall not be required to furnish any such reports and other materials to the Administrative Agent or any Lender to the extent the same is publicly available on the website of Intelsat S.A. or the Borrower or through the EDGAR system.

(j) Orders and Pleadings. (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court or delivering to the Creditors’ Committee or the U.S. Trustee, as the case may be, any Orders and all other proposed orders and pleadings related to the Loans and the Credit Documents, any Reorganization Plan and/or any disclosure statement related thereto and (ii) provide copies of all of the Debtors’ proposed material substantive pleadings and orders in the Cases to the Administrative Agent and counsel to the Required Backstop Parties, in each case, with reasonably sufficient time for review and comment by such counsel no later than 3 calendar days prior to filing; provided that if the Borrower reasonably determines that, in light of the relevant circumstances at such time, providing a copy of a proposed pleading or order with sufficient time for review and comment would be impracticable, the Borrower shall instead be obligated to provide such copy as promptly as is reasonably practicable or (B) at the same time as such documents are provided by any of the Credit Parties to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Credit Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure.

(k) FCC Reports. Promptly upon their becoming available, copies of any and all periodic or special reports filed by the Borrower or any of its Restricted Subsidiaries with the FCC or with any other Federal, state or local governmental authority, if such reports indicate any material adverse change in the business, operations, affairs or condition of the Borrower or any of its Restricted Subsidiaries, and copies of any and all notices and other communications from the FCC or from any other Federal, state or local governmental authority with respect to the Borrower, any of its Subsidiaries or any Satellite relating to any matter that could reasonably be expected to result in a Material Adverse Effect.

(l) Satellite Health Report. No less than annually with respect to each In-Orbit Satellite that has a net book value exceeding $50,000,000, and upon the occurrence of an Event of Default at any time upon the reasonable request of the Administrative Agent, (i) with respect to any one or more In-Orbit Satellites operated by the Borrower or any of its Subsidiaries, a Satellite Health Report and (ii) with respect to any In-Orbit Satellite that is operated by any Person other than the Borrower or any of its Subsidiaries, any satellite health reports received by the Borrower from such Person, it being understood that to the extent that any such Satellite Health Report or other satellite health report contains any forward looking statements, estimates or projections, such statements, estimates or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s or any of its Subsidiaries’ control, and no assurance can be given that such forward looking statements, estimates or projections will be realized, and provided that nothing in this clause (j) shall require the Borrower to deliver any information to the Administrative Agent or any Lender to the extent delivery of such information is restricted by applicable law or regulation.

9.2. Books, Records and Inspections. The Borrower will, and the Borrower will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire; provided that so long as no Default or Event of Default is then in existence, the Borrower and any Credit Party shall have the right to participate in any discussions of the Agents or the Lenders with any independent accountants of the Borrower. Notwithstanding anything to the contrary herein, neither the Borrower nor any Restricted Subsidiary will be required under this Section 9.2 or otherwise to disclose or permit the inspection or discussion of any document, information or other matter to the extent that such action would violate any attorney-client privilege (as reasonably determined by counsel to the Credit Parties), law, rule or regulation, or any contractual obligation of confidentiality binding on the Credit Parties or their respective Affiliates (provided that (x) the Administrative Agent shall be notified if any such information is being withheld and (y) the Credit Parties shall use commercially reasonable efforts to obtain a consent to such disclosure or action being withheld as a result of any contractual obligation of confidentiality (other than, for purposes of this clause (y), any such information being withheld as a result of attorney-client privilege).

9.3. Maintenance of Insurance.

(a) The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Borrower or any of its Restricted Subsidiaries for which the risk of loss passes to the Borrower or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Signing Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Borrower to be in the best interests of the Borrower, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, none of the Borrower or any of its Subsidiaries shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso in the immediately preceding sentence, the Borrower and its Restricted Subsidiaries shall be deemed to be in compliance with such proviso for the 120 days immediately following such expiration or non-renewal; provided that the Borrower or any of its Restricted Subsidiaries, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with such proviso within such 120-day period. In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Borrower or any of its Restricted Subsidiaries, as the case may be, shall, subject to the first proviso above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable; provided that the Borrower and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

(b) The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, use its commercially reasonable efforts to at all times keep the respective property of the Borrower and its Restricted Subsidiaries (except (x) real or personal property leased or financed through third parties in accordance with this Agreement and (y) satellites) insured in favor of the Collateral Agent for the benefit of the Secured Parties, and all policies or certificates with respect to such insurance (and any general liability, umbrella liability coverage and workers’ compensation insurance (to the extent permitted by law) maintained by, or on behalf of, the Borrower or any Restricted Subsidiary of the Borrower) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to Real Estate, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and (to the extent permitted by law) certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be cancelled or materially changed without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent; provided that with respect to any launch insurance or In-Orbit Insurance, such notice is available, and if available, on such terms as may be available, and (iii) shall, upon the request of the Collateral Agent, be deposited with the Collateral Agent for the benefit of the Secured Parties. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement, the lender or collateral agent with respect to any ECA Financing may be named as additional insured, mortgagee or loss payee with respect to any insurance covering ECA Collateral which insurance shall not be required to be in accordance with or subject to the terms of this Section 9.3.

(c) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain all insurance in accordance with this Section 9.3, or if the Borrower or any of its Restricted Subsidiaries shall fail to so name the Collateral Agent for the benefit of the Secured Parties as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Collateral Agent shall have the right (but shall be under no obligation), upon reasonable prior notice to the Borrower of its intention to do so, to procure such insurance on such terms and against such risks as are required hereby, and the Borrower agrees to reimburse the Administrative Agent for any premium paid therefor.

9.4. Payment of Taxes. The Borrower will pay and discharge, and the Borrower will cause each of the Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it (in the case of any such Person that is a DIP Debtor under the Cases, solely to the extent arising after the Petition Date), prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that none of the Borrower or any of the Subsidiaries shall be required to pay any such Tax or claim that is (a) being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (b) with respect to any Person that is a DIP Debtor under the Cases, the nonpayment of such Tax is permitted or required by the Bankruptcy Code.

9.5. Consolidated Corporate Franchises. The Borrower will do, and the Borrower will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, etc. Except as otherwise excused by the Bankruptcy Code with respect to any DIP Debtor, the Borrower will, and the Borrower will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property (including all FCC Licenses and all other governmental approvals or authorizations required to launch and operate the Satellites and the TT&C Stations related thereto) and to transmit signals to and receive transmissions from the Satellites, and to maintain all such FCC Licenses and other governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect (it being understood that any failure as it may relate to any FCC License for a Satellite that is yet to be launched shall not, in itself, be considered or deemed to result in a Material Adverse Effect).

9.7. ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that a failure to satisfy the minimum funding standard under Section 412 of the Code has occurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8. Maintenance of Properties. The Borrower will, and the Borrower will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, which shall include, in the case of Satellites (other than Satellites yet to be launched), the provision of tracking, telemetry, control and monitoring of Satellites in their designated orbital positions in accordance with prudent and diligent standards in the commercial satellite industry, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. Subject to the Order and any other order of the Bankruptcy Court, the Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or its Restricted Subsidiaries) involving aggregate consideration in excess of $1,500,000 on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) [reserved] (b) the transactions permitted pursuant to Section 10.9, (c) customary fees paid to and customary indemnities provided to members of the board of directors of the Borrower and the Subsidiaries, (d) transactions permitted by Section 10.6, (e) employment and other compensation arrangements with respect to the procurement of services of officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business, (f) any tax sharing agreement or arrangement relating to payments, whether directly or by dividend, by the Borrower or a Restricted Subsidiary to any parent of the Borrower if such parent is required to file a consolidated, unitary or similar tax return reflecting income of the Borrower or its Restricted Subsidiaries, in an amount equal to the portion of such taxes attributable to the Borrower and/or its Restricted Subsidiaries that are not payable directly by the Borrower and/or its Restricted Subsidiaries, but not to exceed the amount that the Borrower or such Restricted Subsidiaries would have been required to pay in respect of such taxes if the Borrower and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such parent), (g) agreements in effect on the Signing Date and listed on Schedule 9.9 and amendments thereto not materially disadvantageous to the Lenders, and (h) transactions between the Borrower or any of its Restricted Subsidiaries and any Person a director or directors of which is (are) also a director of any Parent Companies; provided that such director(s) abstain(s) from voting as a director of such Parent Company, as the case may be, on any matter involving such Person.

9.10. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of their, and each of their respective Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of their, and each of their respective Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent (it being agreed that a conversion from GAAP to IFRS shall be reasonably acceptable to the Administrative Agent), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. Except as set forth in Section 10.1(A)(i) or (A)(j), the Borrower will cause (i) each direct or indirect Subsidiary (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the Signing Date (unless, with respect to any such Subsidiary acquired in a Permitted Acquisition that is subject to one or more agreements governing Permitted Acquisition Debt, which agreements prohibit the granting of a guarantee by such Subsidiary as contemplated by this clause (i), in which case the guarantee otherwise required by this Section 9.11(i) with respect to such Subsidiary shall not be required until such prohibitions cease to be applicable), (ii) each Subsidiary (other than any Unrestricted Subsidiary) that is not a Material Subsidiary on the Signing Date but subsequently becomes a Material Subsidiary, (iii) each inactive Subsidiary (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) which acquires any material assets or is otherwise no longer deemed inactive, and (iv) each Subsidiary that becomes a Debtor under the Cases, in each case to execute a Joinder Agreement and a supplement to the Security Agreement; provided, however, that no Foreign Subsidiary shall be required to take such actions if, and to the extent that, based upon written advice of local counsel reasonably satisfactory to the Required Backstop Parties, the Borrower and/or such Foreign Subsidiary concludes that the taking of such actions would either (i) violate the laws of the jurisdiction in which such Foreign Subsidiary is organized or (ii) the cost, burden, difficulty or consequence of taking such actions (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; provided further, that if steps (for example, limiting the amount guaranteed) can be taken so that such violation, cost, burden, difficulty or consequence would not exist, then, if requested by the Required Backstop Parties, the respective Foreign Subsidiary shall enter into a modified Guarantee and/or modified Security Documents that provide, to the maximum extent permissible under applicable law, as many of the benefits as possible as are provided pursuant to the Guarantee and the Security Documents executed and delivered on the Closing Date and taking into account such cost, burden, difficulty or consequence.

9.12. Pledges of Additional Stock and Evidence of Indebtedness.

(a) The Borrower will pledge, and, if applicable, will cause each Subsidiary Guarantor to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the capital stock of each Subsidiary (other than any Unrestricted Subsidiary) and Minority Investments held by the Borrower or a Subsidiary Guarantor, in each case, formed or otherwise purchased or acquired after the Signing Date, in each case pursuant to a supplement to the Security Agreement (or, if necessary, a new pledge agreement or security agreement) in form and substance reasonably satisfactory to the Required Lenders, (ii) all evidences of Indebtedness in excess of $1,000,000 received by the Borrower or any Subsidiary Guarantor in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Security Agreement (or, if necessary, a new pledge agreement or security agreement) in form and substance reasonably satisfactory to the Required Lenders, and (iii) any global promissory notes executed after the Signing Date evidencing Indebtedness of the Borrower, each Subsidiary and each Minority Investment that is owing to the Borrower or any Subsidiary Guarantor, in each case pursuant to a supplement to the Security Agreement (or, if necessary, a new pledge agreement) in form and substance reasonably satisfactory to the Required Lenders.

(b) The Borrower agrees that all Indebtedness in excess of $10,000,000 of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more global promissory notes.

(c) At all times on and after the Signing Date, the Borrower will cause each obligor and obligee of any loan or advance (including, without limitation, pursuant to guarantees thereof or security thereof) which are (x) made to the Borrower by any Parent Company or any of the Borrower’s Subsidiaries or (y) made to any Credit Party by a Subsidiary of the Borrower that is not a Credit Party prior to the extension or incurrence of such loan or advance, to execute and deliver to the Administrative Agent an intercompany subordination agreement substantially in the form of Exhibit I (as reasonably determined by the Required Lenders) (as modified, amended or supplemented from time to time, the “Intercompany Subordination Agreement”) or, to the extent the Intercompany Subordination Agreement has previously come into effect, a joinder agreement in respect of the Intercompany Subordination Agreement and, in connection therewith, promptly execute and deliver all further instruments, and take all further action, that the Administrative Agent may reasonably require; provided that no such Intercompany Subordination Agreement is required to be entered into in respect of intercompany loans and advances in the aggregate not exceeding $10,000,000, and with such further exceptions as the Required Lenders may agree.

(d) Notwithstanding the foregoing, no Foreign Subsidiary shall be required to take any such actions pursuant to this Section 9.12 if, and to the extent that, based upon written advice of local counsel reasonably satisfactory to the Required Backstop Parties, the Borrower and/or such Foreign Subsidiary concludes that the taking of such actions would either (i) violate the laws of the jurisdiction in which such Foreign Subsidiary is organized or (ii) the cost, burden, difficulty or consequence of taking such actions (taking into account any adverse tax consequences to the Borrower and its Affiliates (including the imposition of withholding or other material taxes)), outweighs the benefits to be obtained by the Lenders therefrom; provided further, that if steps (for example, limiting the amount guaranteed) can be taken so that such violation, cost, burden, difficulty or consequence would not exist, then, if requested by the Required Backstop Parties, the respective Foreign Subsidiary shall enter into a modified Guarantee and/or modified Security Documents that provide, to the maximum extent permissible under applicable law, as many of the benefits as possible as are provided pursuant to the Guarantee and the Security Documents executed and delivered on the Closing Date and taking into account such cost, burden, difficulty or consequence.

9.13. Use of Proceeds. The Borrower will use the all Loans for the purposes set forth in Section 8.16.

9.14. Changes in Business.

(a) The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted or proposed to be conducted by the Borrower and the Subsidiaries, taken as a whole, on the Signing Date and other business activities that are complementary, ancillary incidental or related to, reasonably similar to or a reasonable extension, development or expansion of any of the foregoing (a “Permitted Business”).

(b) No License Subsidiary will engage in any line or lines of business activity other than to hold FCC Licenses issued to it and to enter into arrangements with the Borrower or other Restricted Subsidiaries (other than other License Subsidiaries) to manage and operate such FCC Licenses under its direction and control, in each case to the maximum extent permitted by applicable law. The Borrower will cause all Subject Licenses at all times to be held in the name of a License Subsidiary (which shall be the sole legal and beneficial owner thereof). Any license issued after the Signing Date by the FCC that constitutes a Subject License shall be held in the name of a License Subsidiary (which shall be the sole legal and beneficial owner thereof).

9.15. Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and promptly provide evidence thereof to the Collateral Agent), which may be required under the laws of the United States or any applicable foreign country, which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries; provided, however, that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, but without limiting the grant of a Lien on and security interest in the Collateral pursuant to the Orders and the Security Documents, the Credit Parties will not be obligated to enter into any mortgages, authorize any fixture filing, enter into any agreement requiring “control” (as defined in Section 9-104, 9-105, 9-106 and 9-107 of the UCC as in effect in any relevant jurisdiction) or to undertake any registration in respect of assets subject to a certificate of title.

(b) If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $10,000,000 are acquired by the Borrower or any other Credit Party after the Signing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Documents, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take such actions as shall be necessary or reasonably requested by the Administrative Agent or Required Lenders to grant and perfect such Liens (unless, with respect to any such asset, same is subject to one or more agreements or Liens permitted hereunder which agreements or Lien(s) prohibit the granting of a security interest thereon as contemplated by this clause (b), in which case the actions otherwise required by this Section 9.15(b) with respect to such asset shall not be required to be taken until such prohibitions cease to be applicable) consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section 9.15, all at the expense of the Credit Parties. Any provision contained herein or in the Security Documents to the contrary notwithstanding, the Collateral shall not include at any time (i) any FCC License to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act of 1934, as amended, and the regulations promulgated thereunder, as in effect at such time, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Licenses and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC Licenses or (ii) Satellites set forth on Schedule 1.1(b), insurance policies thereon and related construction and manufacturing contracts, launch insurance policies (to the extent of coverage for the launch and associated services and any premiums related thereto), launch services agreements (but excluding customer contracts) or proceeds thereof that secure obligations under any ECA Financing (this clause (ii), “ECA Collateral”).

(c) Each Credit Party organized under the laws of Luxembourg will not own Satellites, orbital slots or hold customer contracts to the extent the Collateral Agent cannot hold a valid and perfected security interest in such property.

(d) Notwithstanding anything herein to the contrary, if the Required Lenders reasonably determine (taking into account the existence and effect of the Orders) in their reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Party thereby, then taking such actions to create or perfect such Lien on such property shall be not be required for all purposes of the Credit Documents.

9.16. Access and Command Codes.

(a) The Borrower will, and will cause each of the Restricted Subsidiaries, at the request of the Administrative Agent to use commercially reasonable efforts to obtain promptly from each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite, consents and agreements with the Administrative Agent to:

(i) deliver expeditiously to the Administrative Agent, upon notification by the Administrative Agent that an acceleration pursuant to Section 12 has occurred, subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of any such Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon;

(ii) take commercially reasonable steps necessary, upon notification by the Administrative Agent that an acceleration pursuant to Section 12 has occurred, to obtain any consent or approval of, or registration or filing with, any Governmental Authority required to effect any transfer of operational control over any such Satellite and related technical data (including any license approving the export or re-export of such Satellite to any Person or Persons as designated by the Administrative Agent); and

(iii) deliver to the Administrative Agent written evidence of the issuance of any such consent, approval, registration or filing once such consent, approval, registration or filing has been obtained;

(b) If, after having used its commercially reasonable efforts to obtain the consents and agreements referred to in clause (i) above, any such consents or agreements shall not have been so obtained, instruct each such provider of tracking, telemetry, control and monitoring services (and each Satellite Manufacturer in respect of Satellites that have yet to be launched, to the extent that the Borrower or a Restricted Subsidiary does not have in its possession all items referred to in clause (iii) above) to cooperate in providing the access codes, command codes and command encryption referred to in said clause (i), in each case subject to having obtained any consent or approval of, or registration or filing with, any Governmental Authority for such delivery; and

(c) At any time upon an acceleration pursuant to Section 12, and upon notification thereof by the Administrative Agent, to promptly deliver to the Administrative Agent, subject to having obtained any requisite consent or approval of, or registration or filing with, any Governmental Authority for such delivery, all access codes, command codes and command encryption necessary, in the sole judgment of the Required Lenders, to establish access to and perform tracking, telemetry, control and monitoring of any Satellite, including activation and control of any spacecraft subsystems and payload components and the transponders thereon and any changes to or modifications of such codes and encryption.

9.17. TTC&M Providers. The Borrower will, and will use its commercially reasonable efforts to cause each provider (other than the Borrower) of tracking, telemetry, control and monitoring services for any Satellite to agree to, not change any access codes, command codes or command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of each Satellite at any time that an Event of Default exists and such provider of tracking, telemetry, control and monitoring services, as the case may be, has been notified by the Borrower or the Administrative Agent thereof, without promptly furnishing to the Administrative Agent the new access codes, command codes and command encryption necessary to establish access to and perform tracking, telemetry, control and monitoring of such Satellite, once such access codes, command codes and command encryption have been delivered to the Administrative Agent pursuant to this Section 9.17.

9.18. [Reserved].

9.19. Government Business Subsidiaries. The Borrower will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Communications LLC and the other parties thereto, and as may be permitted under any substantially similar agreement), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement, and as may be permitted under any substantially similar agreement) to cause each of its Subsidiaries (other than Intelsat General Communications LLC and any other Government Business Subsidiary), not to allow or permit, directly or indirectly, Intelsat General Communications LLC or such other Government Business Subsidiary to take, or fail to take, any action that would violate the covenants and terms of this Agreement or cause any representation or warranty contained in this Agreement to be untrue.

9.20. Post-closing Covenants. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 9.20 or such later date as reasonably agreed by the Required Lenders, including to reasonably accommodate circumstances unforeseen on the Closing Date, the Credit Parties shall deliver the documents or take the actions specified on Schedule 9.20 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth herein with respect to collateral and guarantee matters.

9.21. FCC Covenants

(a) The Credit Parties shall use commercially reasonable efforts to timely prepare, submit, and prosecute all requests for reimbursement of C-band relocation costs to the Relocation Payment Clearinghouse pursuant to the FCC C-Band Rules; and

(b) The Credit Parties shall use commercially reasonable efforts to comply with the deadlines related to accelerated clearing of the C-band spectrum as prescribed by the FCC as set forth in the FCC C-Band Rules.

9.22. Bankruptcy Matters. Each DIP Debtor shall:

(a) cause all proposed (i) First Day Orders, (ii) “second day” orders, (iii) orders related to or affecting the Loans and other Obligations, the Prepetition Debt and the Credit Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the DIP Debtors or seeking relief under section 363, 364 or 365 of the Bankruptcy Code or rule 9019 of the Federal Rules of Bankruptcy Procedure, (v) orders authorizing additional payments to critical vendors (outside of the relief approved in the First Day Orders and “second day” orders) and (vi) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement;

(b) comply in all material respects with each order entered by the Bankruptcy Court in connection with the Cases; and comply in a timely manner with their obligations and responsibilities as debtors in possession under the Bankruptcy Code, the Bankruptcy Rules, the Orders, as applicable, and any other order of the Bankruptcy Court.

SECTION 10. Negative Covenants.

Each Credit Party hereby covenants and agrees that on the Signing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1. Limitation on Indebtedness.

(A) The Credit Parties will not, and will not permit any of the their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness of (i) the Borrower to any Subsidiary of the Borrower and (ii) subject to compliance with Section 10.5(d) and/or (g), any Subsidiary to the Borrower or any Restricted Subsidiary of the Borrower;

(c) Indebtedness in respect of any banker’s acceptances, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (i) and (j) below, subject to compliance with Section 10.5(g), Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that there shall be no Guarantee by any Restricted Subsidiary that is not a Subsidiary Guarantor of any Indebtedness of the Borrower;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of (A) the acquisition (by purchase, lease or otherwise), construction or improvement of fixed or capital assets (including Real Estate), and (B) any ECA Financings incurred prior to the Signing Date, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Signing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $50,000,000 at any time outstanding;

(g) (i) the Prepetition Secured Debt; (ii) the Prepetition Senior Notes; and (iii) other Indebtedness outstanding on the Signing Date and listed on Schedule 10.1 hereto;

(h) Indebtedness in respect of Hedge Agreements;

(i) [reserved];

(j) Indebtedness to finance Permitted Acquisitions incurred by any Person acquired or formed for the purpose of acquiring such assets as a result of such Permitted Acquisition (each, an “Acquired Person” and such Indebtedness, “Permitted Acquisition Debt”); provided that (a) such Indebtedness is not incurred or guaranteed in any respect by Borrower or any Restricted Subsidiary (other than the Acquired Persons and their Subsidiaries) and otherwise has no recourse against the Borrower or any Restricted subsidiary (other than the Acquired Persons and their Subsidiaries) or any of their assets and (b) at the time incurred, the aggregate amount of such Indebtedness incurred pursuant to this clause (j) with respect to an Acquired Person shall not exceed a Loan to Value Ratio of 40%;

(k) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, customs bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to the extent required by Section 5.2);

(m) [reserved];

(n) [reserved];

(o) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification and similar obligations in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement;

(p) Indebtedness of the Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness then outstanding and incurred pursuant to this clause (p), does not exceed $50,000,000 at any one time outstanding;

(q) Guarantee Obligations (i) of the Borrower in favor of its Subsidiaries to permit foreign currency transactions or fund transfers in an aggregate amount not to exceed $2,000,000 at any time outstanding, (ii) of the Borrower or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which the Borrower or any of its Subsidiaries is the lessee, other than any capital lease pursuant to which a Subsidiary that is not a Subsidiary Guarantor is the lessee, so long as such lease is otherwise permitted hereunder, (iii) of the Borrower or any of its Subsidiaries as a guarantor of any Capitalized Lease Obligation to which a Joint Venture is a party or any contract entered into by such Joint Venture in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that the maximum liability of the Borrower or any of its Subsidiaries in respect of any obligations as described in this clause (iii) is permitted as an Investment pursuant to the requirements of Section 10.5, and (iv) of the Borrower or any of its Subsidiaries which may be deemed to exist pursuant to the acquisition agreements entered into in connection with any Investment permitted pursuant to Section 10.5 (including any obligation to pay the purchase price therefor and any indemnification, purchase price adjustment and similar obligations to the extent otherwise permitted hereunder);

(r) obligations of the Borrower or any Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, in each case to the extent constituting Indebtedness;

(s) [reserved];

(t) Indebtedness of Subsidiaries that are not Subsidiary Guarantors for working capital purposes, so long as the Indebtedness under this clause (t) does not exceed $10,000,000 in the aggregate at any time outstanding;

(u) [reserved];

(v) letters of credit and bank guarantees so long as the aggregate U.S. Dollar equivalent of all such letters of credit and bank guarantees does not exceed $25,000,000 at any time;

(w) Permitted Refinancing Indebtedness in respect of any Indebtedness permitted under clauses (f), (g)(iii), (l), (t) and (v) of this Section 10.1(A); and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

(B) The Borrower will not issue any preferred stock or other preferred equity interests.

10.2. Limitation on Liens. The Credit Parties will not, and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising (i) under the Credit Documents, including the Final DIP Order and (ii) the Interim Cash Collateral Order (which, for the avoidance of doubt, includes Liens granted as adequate protection to Prepetition Secured Parties);

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1(A)(f); provided that such Liens attach at all times only to the assets so financed, ECA Collateral and/or other assets subject to Indebtedness incurred pursuant to Section 10.1(A)(f) owing to the same Person as such Indebtedness so secured;

(d) (i) Liens securing the Prepetition Secured debt and (ii) other Liens existing on the Signing Date and listed on Schedule 10.2 hereto;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c) and (d)(ii) above of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal of the Indebtedness secured thereby (in each case, without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder);

(f) [reserved];

(g) Liens securing the Permitted Acquisition Debt placed upon the Equity Interests in, or assets of, any Acquired Person or its Subsidiaries; provided that, no such Liens may be placed in any assets of the Borrower or any Restricted Subsidiary (other than the Acquired Persons and their Subsidiaries) other than the Equity Interests in such Acquired Person;

(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding;

(i) Liens on the Equity Interests of Unrestricted Subsidiaries;

(j) [reserved];

(k) deposits of cash and cash equivalents not to exceed $3,000,000 in the aggregate to (i) secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or (ii) to provide “adequate assurances of payment” as that term is used in Section 366 of the Bankruptcy Code;

(l) Liens securing Indebtedness permitted pursuant to Section 10.1(A)(v); and

(m) Liens deemed to exist in connection with a transaction permitted under Section 10.4.

10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Credit Parties will not, and will not permit any of their respective Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary (other than a License Subsidiary) of the Borrower or any other Person may be merged or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving corporation, and (ii) no Default or Event of Default would result from the consummation of such merger or consolidation;

(b) any Subsidiary of the Borrower (other than a License Subsidiary) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor) shall become a DIP Debtor under the Cases and execute a Joinder Agreement and a supplement to the Security Agreement, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, and (iv) the Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c) any Restricted Subsidiary (other than a License Subsidiary) that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e) any Restricted Subsidiary (other than a License Subsidiary) may liquidate, wind up or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution;

(f) any License Subsidiary may (i) be merged or consolidated with any other License Subsidiary that is a Credit Party, (ii) sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) only to another License Subsidiary that is a Credit Party, (iii) sell, transfer or otherwise dispose of capital stock or other ownership interest of such License Subsidiary only to a Credit Party; and

(g) without limiting the ability of the Borrower or any of its Subsidiaries to form a new Subsidiary under the laws of any jurisdiction, the Borrower or any of its Subsidiaries may change its jurisdiction of organization to the United States of America (or any State thereof).

10.4. Limitation on Sale of Assets. The Credit Parties will not, and will not permit any of their respective Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) cash and other Permitted Investments, (ii) property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registration or application for registration of any intellectual property that is no longer used or useful, or economically practicable to maintain, to lapse, go abandoned, or be invalidated) and (ii) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair value; provided that (i) the total non-cash consideration received since the Signing Date in respect of any sales, transfers and or dispositions pursuant to this clause (b) for consideration in excess of $10,000,000 shall not be less than 75% of aggregate consideration received in such sale, transfer or disposition, (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12 as Collateral to the extent the persons selling, transferring or disposing such asset was the Borrower or a Guarantor, (iii) to the extent applicable, the Net Cash Proceeds thereof received by the Borrower and its Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2, (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary; provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors (i) such sale, transfer or disposition shall be for fair value, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Credit Party in accordance with Section 10.5 and (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12 as Collateral to the extent the persons selling, transferring or disposing such asset was the Borrower or a Guarantor;

(d) the Borrower or any Restricted Subsidiary may effect any transaction permitted by (x) Section 10.2(b) pursuant to clause (m) of the definition of “Permitted Lien” or (y) Section 10.3;

(e) the Borrower and the Restricted Subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(f) the Borrower and its Restricted Subsidiaries may lease, or sublease, any Real Estate or personal property in the ordinary course of business;

(g) [reserved];

(h) [reserved];

(i) the Borrower and its Restricted Subsidiaries may exchange operating assets for other operating assets (including a combination of assets and cash and cash equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower, which in the event of an exchange of operating assets with a Fair Market Value in excess of (1) $20,000,000 shall be evidenced by an certificate of an Authorized Officer, and (2) $50,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the board of directors of the Borrower; provided that the aggregate amount of assets exchanged pursuant to this Section 10.4(i) (determined based on the Fair Market Value thereof) shall not exceed $500,000,000; provided, further, that, to the extent any operating assets being exchanged constitute Collateral, the exchanging operating assets so received shall become Collateral upon the consummation of the exchange subject to the terms hereof;

(j) [reserved];

(k) any disposition of assets pursuant to any First Day Orders; and

(l) the Borrower and its Restricted Subsidiaries may sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.

10.5. Limitation on Investments. The Credit Parties, subject to the Order and any other order of the Bankruptcy Court, will not, and will not permit any of their respective Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes in an aggregate principal amount at any time outstanding under this clause (c) not exceeding $2,500,000;

(d) Investments existing or contractually committed on the Signing Date and listed on Schedule 10.5 to this Agreement and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the Signing Date;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f) [reserved];

(g) Investments in (i) any Subsidiary Guarantor or the Borrower; (ii) Restricted Subsidiaries that are not Guarantors, in the case of this clause (g)(ii), in an aggregate amount not to exceed (x) in the case of Government Business Subsidiaries, $15,000,000 at any one time outstanding and (y) in the case of all other Restricted Subsidiaries that are not Guarantors, $20,000,000 in the aggregate at any one time outstanding; and (iii) any Unrestricted Subsidiary that is made by Restricted Subsidiaries that are not Guarantors, in the case of this clause (g)(iii), in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(h) [reserved];

(i) [reserved];

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b) or (c);

(k) [reserved];

(l) Investments permitted under Section 10.6;

(m) [reserved];

(n) Investments constituting advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(o) to the extent constituting Investments, any payments under any contracts to construct, launch, operate or insure Satellites which contracts are entered into in the ordinary course of business;

(p) loans and advances for purposes for which a dividend is otherwise permitted pursuant to Section 10.6, including, without limitation dividends of the type contemplated in Section 10.6(j);

(q) [reserved];

(r) [reserved];

(s) other Investments in an amount of up to $350,000,000 at any one time outstanding; provided, that, to the extent any Investment pursuant to this clause (r) constitutes an Acquisition, such Investment shall be a Permitted Acquisition; provided further that, no Investments pursuant to this clause (r) may be made in any Restricted Subsidiary that is not a Guarantor unless such Investment is to facilitate an Acquisition or to make an Investment in an Acquired Person or its Subsidiaries;

(t) [reserved];

(u) Investments subject to and permitted under Section 10.3;

(v) Investments constituting Guarantee Obligations permitted under Section 10.1(A)(e); and

(w) Guarantee Obligations of Borrower and any Guarantor in respect of any Permitted Refinancing Indebtedness in respect thereof.

Notwithstanding the foregoing, no Investments may be made, on and after the Signing Date, to (i) any Unrestricted Subsidiary (other than pursuant to Section 10.5(g)(iii)) or (ii) any License Subsidiary that is not a Subsidiary Guarantor.

10.6. Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the capital stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”); provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) the Borrower may pay any fees and expenses of any parent of the Borrower or commonly controlled Affiliate of any parent of the Borrower (as deemed dividends or distributions) related to ownership and operation of the Borrower and its Subsidiaries (including fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any parent of the Borrower and general corporate overhead expenses of any parent of the Borrower); and

(b) for any taxable year, the Borrower may declare and pay dividends or other distributions to any parent of the Borrower if such parent is required to file a consolidated, unitary or similar tax return reflecting income of the Borrower or its Restricted Subsidiaries, in an amount equal to the portion of such taxes attributable to the Borrower and/or its Restricted Subsidiaries that are not payable directly by the Borrower and/or its Restricted Subsidiaries, but not to exceed the amount that the Borrower and/or such Restricted Subsidiaries would have been required to pay in respect of such taxes if the Borrower and/or such Restricted Subsidiaries (as applicable) had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such parent).

10.7. Limitations on Debt Payments. Except as expressly permitted by the terms and conditions set forth in the Orders, the First Day Orders or any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, the Borrower or any Restricted Subsidiary shall not make any prepayment on account of (or set aside funds for the prepayment of) any Indebtedness of a Debtor that was incurred or arose prior to filing of the Cases.

10.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks; provided that the aggregate fair value of all assets disposed of pursuant to this Section 10.8 shall not exceed $60,000,000 in the aggregate.

10.9. Transfer to Parent Companies. The Credit Parties will not, and will not permit their respective Restricted Subsidiaries to, transfer or otherwise provide, directly or indirectly, any credit support, guarantee, cash and/or cash equivalents or any proceeds of the Loans, to or for the benefit of any Parent Company (in the form of dividends, Investments, intercompany advances, guarantee of obligations (including interest thereon) or otherwise), without the prior written consent of the Required Lenders, other than as permitted pursuant to Section 10.6 and the payment by the Credit Parties and their respective Restricted Subsidiaries of any costs of administration of the Cases allocable to any Parent Company based upon a to be agreed-upon allocation as between the DIP Debtors and the Required Backstop Parties (the “Parent Case Expenses”); provided however, that, the payment pursuant to Section 10.6(a) and the Parent Case Expenses shall be subject to reimbursement by such Parent Company to the Credit Parties or their respective Restricted Subsidiary, which reimbursement claims shall be treated as administrative expense claims as provided in the Orders.

10.10. Additional Bankruptcy Matters. The Credit Parties will not permit, and will not permit any of their respective Restricted Subsidiaries to, without the Required Lenders’ prior written consent (unless otherwise specified), do any of the following:

(a) use any portion or proceeds of the Loans or the Collateral for payments or purposes that would violate the terms of the Orders;

(b) incur, create, assume, suffer to exist or permit, except for the Carve Out or as otherwise expressly permitted by the Orders or any other order of the Bankruptcy Court reasonably acceptable to the Required Lenders, any other superpriority administrative claim which is pari passu with or senior to the claim of the Secured Parties against any DIP Debtor;

(c) subject to the Orders, assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Credit Documents against any of the Secured Parties;

(d) other than as provided in any First Day Order, enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code if, after giving effect to any such agreement, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $250,000;

(e) seek, consent to, or permit to exist any order granting authority to take any action that is prohibited by the terms of this Agreement, the Orders, the or the other Credit Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Orders or any of the other Credit Documents;

(f) subject to the terms of the Orders, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents, the Lenders or other Secured Parties with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Secured Party to lift an applicable stay of proceedings to do the foregoing (provided that any DIP Debtor may contest or dispute whether an Event of Default has occurred in accordance with the terms of the Orders and the Credit Documents);

(g) except for the Carve Out or as otherwise expressly permitted by the Orders, incur, create, assume, suffer to exist or permit (or file an application for the approval of) any other Superpriority Claim which is pari passu with or senior to the claims of the Administrative Agent, the Collateral Agent, Lenders and the other Secured Parties constituting Obligations against the DIP Debtors or the adequate protection Liens or claims granted under the Orders; or

(h) make or permit to be made any change to the Final DIP Order.

SECTION 11. [Reserved].

SECTION 12. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

12.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest or stamping fees on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or

12.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; provided, however, that to the extent any such representation, warranty or statement is untrue solely as a result of an action or inaction by Government Business Subsidiaries, and the Borrower has otherwise complied with the terms and conditions of Section 9.19 hereof, no Default or Event of Default shall occur; or

12.3. Covenants. Any Credit Party shall

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e), Section 10 or Section 11; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1 or 12.2 or clause (a) of this Section 12.3) contained in this Agreement, any Security Document or the Administrative Agent Fee Letter and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; provided, however, that to the extent such failure relates solely to an action or inaction by Government Business Subsidiaries, and the Borrower has otherwise complied with the terms and conditions of Section 9.19 hereof, no Default or Event of Default shall occur; or

12.4. Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; provided that this Section 12.4 shall not apply to any Indebtedness of the DIP Debtors under the Cases that was incurred prior to the Petition Date unless such Indebtedness has been accelerated and the enforcement of remedies with respect to such Indebtedness shall not have been stayed by the commencement of the Cases; or

12.5. Bankruptcy, etc. An involuntary proceeding shall be commenced or a voluntary or involuntary petition shall be filed in a court of competent jurisdiction seeking (1) relief in respect of any Subsidiary that did not become a Debtor on the Petition Date, or of a substantial part of the assets of any Subsidiary that did not become a Debtor on the Petition Date, under any Debtor Relief Laws (unless (A) promptly (but in any event not later than fifteen (15) Business Days) following the commencement of such case such Subsidiary becomes a Credit Party hereunder, (B) within ten (10) Business Days after the commencement of such case such Subsidiary’s case becomes jointly administered with the Cases and (C) each of the Orders are made applicable to such Subsidiary as a post-petition Guarantor hereunder), (2) the appointment of any receiver, trustee, custodian, sequestrator, conservator or similar official for any Subsidiary that did not become a Debtor on the Petition Date or for a substantial part of the assets of any Subsidiary that did not become a Debtor on the Petition Date or (3) the winding up or liquidation of any Subsidiary that did not become a Debtor on the Petition Date (except in a transaction permitted by Section 10.3) and any such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

12.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived), the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 12.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

12.7. Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

12.8. [Reserved]; or

12.9. Security Agreements. Any Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Agreement; or

12.10. FCC Matters(a) . (i) The Credit Parties shall have failed to submit to the FCC the Participation Election Form within 90 days of the Final DIP Order Entry Date or (ii) the Credit Parties shall revoke or withdraw the Participation Election Form from the FCC; or

12.11. Judgments. One or more judgments or decrees (excluding any First Day Order or any order fixing the amount of any claim in the Cases) as to any post-petition obligation shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) (and in the case of such a judgement against any of the DIP Debtors, such judgement arose post-petition) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed (including pursuant to the Bankruptcy Code) or bonded pending appeal within 60 days from the entry thereof; or

12.12. Change of Control. A Change of Control shall occur; or

12.13. Dismissal; Conversion; Appointment of Trustee. (i) Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of Case of any Debtor under Section 1112 of the Bankruptcy Code or otherwise, or seeking the conversion of any such Case to a case under Chapter 7 of the Bankruptcy Code, without causing Payment in Full of all Obligations hereunder and immediate termination of all Commitments or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1104(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors (or the Credit Parties or their Affiliates shall have acquiesced to the entry of such order) unless consented to by the Required Lenders; or

12.14. Superpriority Claims. An application shall be filed by any Debtor for the approval of (i) any other Superpriority Claim or Lien, or an order of the Bankruptcy Court shall be entered granting any other Superpriority Claim or Lien (other than the Carve Out), in any of the Cases of the Debtors that is pari passu with or senior to the claims (as such word is defined in the Bankruptcy Code) or Liens of the Collateral Agent, the Lenders and the other Secured Parties against the Borrower or any other Credit Party hereunder or under any of the other Credit Documents (including the adequate protection Liens and claims provided for in the Orders) or (ii) any Liens senior or pari passu with (A) the Liens under the Prepetition Secured Debt or (B) the adequate protection Liens granted on account of the Primed Liens, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim or senior Lien, in each case other than adequate protection Liens granted by the Bankruptcy Court pursuant to the Orders and otherwise reasonably acceptable to the Required Lenders; or

12.15. Adverse Claims. Any Person shall assert any claim in the Cases arising under Section 506(c) of the Bankruptcy Code against any Agent, any Lender or the Collateral or any Prepetition Agent (as defined in the form of Final Order attached hereto as Exhibit A), any Prepetition Secured Parties (as defined in the form of Final Order attached hereto as Exhibit A) or the Prepetition Collateral (as defined in the form of Final Order attached hereto as Exhibit A), and, solely with respect to such claim asserted by any Person other than a Credit Party or any Affiliate thereof, either (i) the same shall remain unopposed by the Borrower for more than 5 Business Days, or (ii) in any event, any such claim shall not be disallowed, dismissed or withdrawn, with prejudice, within 60 days after the assertion thereof; or if any Agent, Lenders or the Collateral are surcharged (other than with respect to the Carve Out) pursuant to Sections 105, 506(c), 552 or any other section of the Bankruptcy Code without the prior written consent of the Required Lenders; or

12.16. Adverse Orders. Solely with respect to the DIP Facility, any order is entered by the Bankruptcy Court sustaining any objection or challenge of any kind or nature to the validity, priority, or amount of the Liens with created pursuant to the Credit Documents in favor of or claims held by, or an action to recharacterize or subordinate any Agent or any Lender; or

12.17. Stay Relief. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $50,000,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the DIP Debtors or their estates (taken as a whole); or

12.18. Orders; Actions. (i) the Final DIP Order Entry Date shall not have occurred by the date that is 45 days following the Petition Date; (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Orders or the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse in any respect to the Agents or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders or, with respect to matters described hereunder that requires consent from or shall be acceptable or satisfactory to each Lender or each Lender directly and adversely affected thereby, each Lender or each Lender directly and adversely affected thereby; (iii) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral (as defined in the Orders) by the Credit Parties or imposing any additional conditions on such use (and such order remains unstayed for more than three (3) Business Days) and the Credit Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Required Lenders; (iv) the Final DIP Order shall cease to create a valid and perfected Lien on the Collateral described therein or the Final DIP Order shall cease to be in full force and effect; (v) any of the Credit Parties or any Subsidiary of the Borrower shall fail to comply with the Orders in any material respect; (vi) the Final DIP Order shall not authorize the borrowing by the Borrower of the full amount of the Commitments provided for hereunder; (vii) the entry of an order in the Cases seeking to use cash collateral or obtain financing pursuant to Section 364 of the Bankruptcy Code (other than the DIP Facility), unless such financing would (and actually does) provide for Payment in Full of all Obligations and terminate all Commitments upon the consummation thereof; (viii) any order shall be entered in the Cases providing adequate protection, other than any Orders or pursuant to any First Day Order or any other order acceptable to the Required Lenders; (ix) an order of the Bankruptcy Court shall be entered avoiding or permitting recovery of any portion of the payments made on account of the Obligations owing under this Agreement; (x) an order of the Bankruptcy Court shall be entered terminating or modifying the exclusive right of any DIP Debtor to file a Reorganization Plan pursuant to Section 1121 of the Bankruptcy Code or (xi) the Borrower or any of its Subsidiaries shall take any action in support of the items referred to in the foregoing clauses (i)-(x); or

12.19. Pre-Petition Payments. Except as permitted by the Orders or as otherwise agreed to by the Required Lenders and permitted by the Bankruptcy Court, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments (i) authorized by the Bankruptcy Court in accordance with the Orders, or the First Day Orders of the Bankruptcy Court reasonably satisfactory to the Required Lenders, or (ii) authorized by other orders entered by the Bankruptcy Court in amounts reasonably acceptable to the Required Lenders; or

12.20. Adverse Actions. The Credit Parties or any of their Subsidiaries, or any Person claiming by or through the Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against any Agent or any Lender (in any of their respective capacities as such) relating to the DIP Facility, unless such suit or other proceeding is in connection with the enforcement of the Credit Documents against any Agent or any Lender; or

12.21. Reorganization Plan. A Reorganization Plan that is not an Acceptable Plan shall be confirmed in any of the Cases of the Debtors, or any of the Credit Parties or any of their Subsidiaries shall file, propose, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order; or

12.22. Supporting Actions. Any Credit Party or any of their Subsidiaries shall file any pleading with the Bankruptcy Court in support of any matter set forth in Sections 12.13, 12.14, 12.15, 12.16, 12.17, 12.19 or 12.21 and such pleading is not withdrawn after five (5) Business Days’ the notice from the Administrative Agent or the Required Lenders; or

12.23. Sale Motions. The Borrower shall file (or fail to oppose) any motion seeking an order authorizing the sale of all or substantially all of the assets of the Credit Parties, unless such sale would (and actually does) result in the Payment in Full of all Obligations and terminate all Commitments under this Agreement and the other Credit Documents upon consummation thereof; or

12.24. Acceptable Plan. The DIP Debtors shall fail to obtain entry of an order of the Bankruptcy Court confirming an Acceptable Plan by the date that is 180 days prior to the then Scheduled Maturity Date; provided that, to the extent the Borrower makes a valid election of the First Maturity Extension prior to the date that is 180 days prior to the Initial Scheduled Maturity Date, the then Scheduled Maturity Date shall be determined giving effect to the First Maturity Extension; provided further, that to the extent the Borrower makes a valid election of the Second Maturity Extension, an Event of Default shall occur upon the failure of the DIP Debtors to obtain entry of an order of the Bankruptcy Court confirming an Acceptable Plan by the date that is the Scheduled Maturity Date after giving effect to the First Maturity Extension; or

12.25. First Day Orders. The Debtors shall file any first day motion (including, without limitation, any motion related to cash management any critical vendor or supplier motions) or a related order is entered by the Bankruptcy Court that are not in form and substance reasonably satisfactory to the Required Lenders.

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by five (5) Business Days’ prior written notice to the Borrower, take any or all of the following actions (subject to the terms of the Final DIP Order), without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement: (i) declare the Term Loan Commitment terminated, whereupon the Commitments, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law.

SECTION 13. The Agent.

13.1. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as the Administrative Agent and Credit Suisse AG, Cayman Islands Branch to act on its behalf as the Collateral Agent hereunder and under the other Credit Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and, except as provided under Section 13.6 and 13.11, neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 13.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Section 13 and Section 14 as if set forth in full herein with respect thereto.

13.2. Rights as a Lender. The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

13.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, an Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that any Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender.

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

13.4. Reliance by Agent. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, order, judgment or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall be entitled to rely on, and shall not be liable for any action taken or not taken by it in accordance with, the advice of any such counsel, accountants or experts. In addition, the Lenders hereby authorize Akin Gump Strauss Hauer & Feld LLP (“Akin”) to provide written directions (which may be made by electronic mail) to each Agent on behalf of the Required Lenders in regards to the Credit Documents and such other matters until such time as the Required Lenders or Akin advises the Agents in writing that Akin is no longer authorized to provide any written directions to the Agents on behalf of the Required Lenders. The giving of any such direction by Akin shall be deemed a reaffirmation by Akin that such authorization from the Required Lenders has been duly given.    The Administrative Agent may rely on and act upon any such direction given by Akin and need not inquire as to the due authorization thereof. Notwithstanding the foregoing, to the extent any Agent determines that any direction from Akin requires any clarification or supplementation, such Agent shall promptly inform the Required Lenders or Akin, as applicable, of such determination and the Required Lenders or Akin, as applicable, shall promptly provide to such Agent one or more additional clarifying or supplementing directions. Until such time as such Agent receives such additional direction or directions from the Required Lenders or Akin, as applicable, such Agent shall be under no duty or obligation to take, or refrain from taking, any course of action for which such Agent has requested additional directions.

Anything herein to the contrary notwithstanding, whenever reference is made in this Agreement or any other Credit Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Agents or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Agents hereunder or thereunder, it is understood that in all cases the Agents shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed by the Required Lenders or the Required Backstop Parties, as applicable, (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents) and shall not be required to take any action unless it has received such direction from the Required Lenders or the Required Backstop Parties, as applicable, (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents).

13.5. Delegation of Duties. The Administrative Agent and Collateral Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent. The Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.

13.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 13 and Section 14.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

13.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

13.8. [Reserved].

13.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans Outstanding and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.1 and 14.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 14.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

13.10. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to the date on which payment or termination occurred), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing (including the enforcement of this Section 13.10), provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 13.10 shall survive the payment of the Loans and all other amounts payable hereunder.

13.11. Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Collateral Agent, at the request of the Borrower,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the aggregate Commitments of all the Lenders and Payment In Full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement), (iv) that is excluded pursuant to Section 9.15(b), or (v) if approved, authorized or ratified in writing in accordance with Section 14.1;

(b) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.1(A)(f).

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 13.11. In each case as specified in this Section 13.11, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Credit Documents and this Section 13.11; provided that such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any of its Subsidiaries in respect of) all interests retained by Borrower or any of its Subsidiaries, including, without limitation, the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any foreclosure or similar enforcement action with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the costs and expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

13.12. [Reserved].

13.13. [Reserved].

13.14. Withholding Taxes. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 5.4, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 15 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 13.14. The agreements in this Section 13.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

13.15. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, such Lender and Borrower, provided that Borrower shall not unreasonably withhold its consent.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

SECTION 14. Miscellaneous.

14.1. Amendments and Waivers.

Neither this Agreement nor any other Credit Document (other than the Orders), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 14.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Backstop Parties,” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision affecting the rights or duties of the Administrative Agent or Collateral Agent, as applicable, under this Agreement or any other Credit Document without the written consent of the then current Administrative Agent or Collateral Agent, as applicable, or (iv) amend, modify or waive any provision of this Agreement in order to permit the incurrence of any financing pursuant to Section 364 of the Bankruptcy Code (other than the DIP Facility in the maximum amounts permitted after giving effect to the Final DIP Order) that would be secured by the Collateral (or any portion thereof) on a pari passu or senior basis with the Obligations or that would benefit from any Superpriority Claim in the Cases that is pari passu or senior to the Superpriority Claims with respect to the Obligations as provided in the Orders, without the written consent of each Lender , or (v) [reserved], or (vi) change any Term Loan Commitment to a revolving credit commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Security Documents, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby; provided that, notwithstanding anything to the contrary herein, with respect to the First Maturity Extension and the Second Maturity Extension, the applicable conditions thereto other than payment of the First Extension Fee and the Second Extension Fee may be amended, supplemented or modified or waived with the written consent of the Required Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Agents and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, (i) the Administrative Agent, the Collateral Agent and the relevant Credit Parties may amend, supplement or modify the Security Documents to make such ministerial changes as may be required to effect the provisions of Section 10.2(a) without the consent of any Lender so long as such amendments do not adversely affect the Lenders and (ii) the Administrative Agent, the Agent and the relevant Credit Parties may amend, supplement or modify this Agreement or any of the Security Documents and any other document delivered in connection therewith at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects, (iii) to cause such any such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (iv) add syndication or documentation agents and make customary changes and references related thereto.

14.2. Notices. Except as set forth in Section 14.17, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Intelsat Jackson Holdings S.A.

Société anonyme

Attention: General Counsel

4, rue Albert Borschette

L-1246 Luxembourg

RCS Luxembourg n° B 149.959

Telecopier: 352.2784.1690

Email: michelle.bryan@intelsat.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Attention: Eric J. Wedel, P.C., Ben Steadman, Steven N. Serajeddini, P.C. and Anthony Grossi

601 Lexington Avenue

New York, NY 10022

Facsimile: 1-212-446-4900

E-mail: eric.wedel@kirkland.com,

ben.steadman@kirkland.com,

steven.serajeddini@kirkland.com and

anthony.grossi@kirkland.com

The Administrative Agent:	Credit Suisse AG, Attention of: Agency Manager Eleven Madison Avenue New York, NY 10010 Fax No. 212-322-2291 Email: agency.loanops@credit-suisse.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5. Payment of Expenses and Taxes. Each Credit Party agrees (a) to pay or reimburse the Agents, the Backstop Parties and the Lenders for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions (including the Commitment Reallocation) contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents and the Backstop Parties, (b) to pay or reimburse each Backstop Party, Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Backstop Party, Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement (including this Section 14.5), performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that such Credit Party shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified as determined in a final and non-appealable judgment by a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (b)(iii) below, any Lender may assign to one or more assignees (other than any Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment of Term Loans to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default has occurred and is continuing), or an Approved Fund; provided, however, if an Event of Default has occurred and is continuing, an assignment pursuant to Section 14.6(b)(i) to any assignee shall be permitted; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Commitment to an assignee that is a Lender, an Affiliate of a Lender or Approved Fund of a Lender immediately prior to giving effect to such assignment; or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender immediately prior to giving effect to such assignment.

Notwithstanding the foregoing, any Backstop Party may assign its Term Loan Commitment and/or Term Loans to one or more Other Prepetition Secured Parties pursuant to the Commitment Re-allocation, in each case, without the consent of the Borrower or the Administrative Agent.

(ii) No Lender may assign any portion of its rights and obligations under this Agreement to the Sponsors, Holdings or any of their respective Affiliates;

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of a Term Loan Commitment or Term Loan, $1,000,000), and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with (other than any assignment in connection with the Commitment Re-allocation) a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent in the case of any Assignment); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; provided further that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender or an Affiliate of a Disqualified Lender; and

(D) the assignee, if it shall not already be a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 14.6(b), the term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(vi) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance but subject to paragraph (b)(viii) of this Section 14.6, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.6.

(v) The Administrative Agent, acting for this purpose as an agent of the Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 14.6 and any written consent to such assignment required by paragraph (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) An assignee Lender shall not be entitled to receive any greater payment under Section 2.10 or 5.4 in respect of Luxembourg Taxes than the applicable assignor Lender would have been entitled to receive with respect to the Loan sold to the assignee Lender, unless either (1) the assignment of such Loan to such assignee Lender is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld) or (2) such greater payment under Section 2.10 or 5.4 arises solely as the result of a Change in Law following the date on which the assignee becomes a Lender hereunder.

(c) (1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 14.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G, as the case may be, evidencing the Term Loans owing to such Lender.

(e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) Each of the Credit Parties which are incorporated under the laws of the Grand Duchy of Luxembourg expressly accepts and confirms for the purposes of articles 1278 to 1281 of the Luxembourg civil code that, notwithstanding any assignment, transfer and/or novation made pursuant to this Agreement, the guarantee given by it guarantees all Obligations (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and that any security interest created under any Security Document to which it is a party shall be preserved for the benefit of any successor and assign of the Lenders, Administrative Agent and/or Secured Parties.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an eligible assignee; provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 14.6); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 hereof.

14.7. Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(ii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default other than an Event of Default relating to the proposed amendment, waiver, discharge or termination at issue then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

14.8. Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, employee health and benefits, pension, fiduciary, 401(K), petty cash, trust and tax accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. In the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11. Integration; Order Controls. This Agreement (together with the exhibits, annexes and schedules hereto) and the other Credit Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. To the extent that any specific provision hereof is inconsistent with the Final DIP Order, the Final DIP Order shall control.

14.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

14.13. Submission to Jurisdiction; Consent to Service; Waivers.

(a) Each Credit Party hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its addresses set forth in Section 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right of the Agents or Lenders to effect service of process in any other manner permitted by law or shall limit the right of the Agents or Lenders to sue or enforce a judgment in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against Agents or Lenders and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory or liability for any special, indirect, exemplary, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) By the execution and delivery of this Agreement, each Credit Party hereby irrevocably designates, appoints and empowers Intelsat US LLC (and Intelsat US LLC hereby irrevocably accepts such appointment) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the Credit Documents that may be instituted in any federal or state court in the State of New York.

(c) Each Credit Party, to the extent that it has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, hereby waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Credit Documents (it being understood that the waivers contained in this paragraph (c) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act).

14.14. Acknowledgments. Each Credit Party hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Party and the Lenders.

14.15. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16. Confidentiality. Each of the Agents and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and their respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential) or any of their respective auditors; (b) to the extent required or requested by any regulatory authority or bank examiner purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 14.16, (or more restrictive) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the DIP Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the DIP Facility; (h) with the consent of the Borrower; or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 14.16, or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 14.16. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. For purposes of this Section 14.16, “Confidential Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential.

14.17. Direct Website Communications.

(a) Delivery. (i) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to an email address to be provided by the Administrative Agent. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) Each Lender and each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 14.16.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

14.18. USA PATRIOT Act. Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.19. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 14.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

14.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 15. Guarantee.

15.1. Guarantee.

(a) In order to induce the Agents and the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the substantial direct and indirect benefits to be received by each Guarantor from the proceeds of the Loans, which will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses, each Guarantor, which is a Subsidiary of the Borrower, hereby agrees with the Secured Parties as follows: each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations. If any or all of the Obligations of the Credit Parties to the Secured Parties becomes due and payable hereunder, each Credit Party irrevocably and unconditionally promises to pay such indebtedness to the Secured Parties, or order, on demand, together with any and all expenses which may be incurred by the Secured Parties in collecting any of the Obligations. This Guarantee is a guaranty of payment and not of collection. If claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected in good faith by such payee with any such claimant (including any Credit Party), then and in such event each Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation of this Guarantee or other instrument evidencing any liability of the Credit Parties, and each Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. For the avoidance of doubt, each Credit Party expressly accepts and confirms for the purposes of articles 1278 to 1281 of the Luxembourg civil code that, notwithstanding any assignment, transfer and/or novation made pursuant to this Agreement, the guarantee given by it guarantees all Obligations (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and that any security interest created under any Security Document to which it is a party shall be preserved for the benefit of any new Secured Party.

(b) Each Credit Party further agrees to pay any and all reasonable, document and invoiced out-of-pocket expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(c) Each Guarantor agrees that the Obligations may, subject to Section 15.12 (Luxembourg Guarantee Limitations) and Section 15.13 (UK Guarantee Limitations), at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d) No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full, the Commitments are terminated.

(e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

15.2. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 15.4 hereof. The provisions of this Section 15.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

15.3. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

15.4. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Credit Parties on account of the Obligations are Paid In Full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been Paid In Full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.

15.5. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in while or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, (c) the Credit Agreement and any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent, the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Credit Party or any Guarantor or guarantor, and any failure by the Administrative Agent. or any other Secured Party to make any such demand or to collect any payments from the Borrower or any Guarantor or guarantor or any release of the Borrower or any Guarantor or guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings

15.6. Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. The Obligations or any of them shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between any of the Credit Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Credit Parties with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Credit Parties against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Credit Party) that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Credit Parties for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against any of the Credit Parties or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from any of the Credit Parties or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any of the Credit Parties or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all the Obligations (other than any contingent indemnity obligations not then due) shall have been satisfied by payment in full, the Commitments thereunder shall be terminated and no Letters of Credit thereunder shall be outstanding, notwithstanding that from time to time during the term of the Credit Agreement the Credit Parties may be free from any Obligations.

15.7. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

15.8. Subordination. Any of the indebtedness of the Credit Parties now or hereafter owing to any other Credit Party is hereby subordinated to the Obligations of the Credit Parties owing to the Secured Parties; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Credit Parties to another Credit Party shall be collected, enforced and received by such other Credit Party for the benefit of the Secured Parties and be paid over to the Administrative Agent on behalf of the Secured Parties on account of the Obligations of such Credit Parties to the Secured Parties, but without affecting or impairing in any manner the liability of any Credit Party under the other provisions of this Guarantee. Prior to the transfer by any Credit Party of any note or negotiable instrument evidencing any of the indebtedness of such Credit Parties to any other Credit Party, such Credit Party shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Credit Party hereby agrees with the Secured Parties that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.

15.9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

15.10. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Joinder Agreement. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

15.11. [Reserved].

15.12. Luxembourg Guarantee Limitation. Notwithstanding any provision to the contrary in this Agreement, the liability of any Guarantor incorporated under the laws of Luxembourg (a “Luxembourg Guarantor”) under this Section 15 for the obligations of any Guarantor in which the relevant Guarantor has no direct or indirect equity interest, shall be limited at any time to a maximum amount not exceeding ninety-five per cent. (95%) of the sum of such Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of 19 December 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and such Guarantor’s debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Credit Party under any of the Credit Documents (the “Lux Subordinated Debt”), as determined on the basis of the then latest available annual accounts of such Guarantor duly established in accordance with applicable accounting rules, as at the date on which the guarantee under this Section 15 is called.

Where, for the purpose of the above determinations, (i) no duly established annual accounts are available for the relevant reference period (which will include a situation where, in respect of the determinations to be made above, no final annual accounts have been established in due time in respect of the then most recently ended financial year) or (ii) the relevant annual accounts do not adequately reflect the status of the Lux Subordinated Debt or Own Funds as envisaged above, an independent auditor (réviseur d’enterprises agréé) of the Luxembourg Guarantor or, if no such auditor has been appointed, an independent reputable investment bank (acting in good faith) shall make the determination of the relevant Own Funds and Lux Subordinated Debt amounts based on such available elements and facts as deemed relevant by it at such time.

The above limitation shall not apply to:

(i) any amounts borrowed under any Credit Document and in each case made available, in any form whatsoever, to such Guarantor or any entity in which it has a direct or indirect equity interest; and

(ii) for the avoidance of doubt, any Security Documents.

The obligations of each Luxembourg Guarantor under this Section 15 shall not extend to the guaranteeing or securing of any amount which would breach the prohibition on financial assistance as set out in the Luxembourg Law dated 10 August 1915 on commercial companies, as amended.

Notwithstanding anything herein to the contrary, the obligations and liabilities of any Luxembourg Guarantor under this Agreement shall not include any obligation or liability to the extent that, if so included, would constitute an abuse of assets as defined by article 1500-11 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

15.13. UK Guarantee Limitations.

(A) Without limiting any specific exemptions set out in this Agreement, no UK Guarantor’s obligations and liabilities under this Agreement and under any other guarantee or indemnity provision in a Credit Document (the “UK Guarantee Obligations”) will extend to include any obligation or liability and no Collateral granted by a UK Guarantor will secure any UK Guarantee Obligation, if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in (a) itself (b) any other entity, company or corporation in respect of which it is a Subsidiary or (c) a member of the Group under the laws of its jurisdiction of incorporation.

(B) If, notwithstanding paragraph (A) of this Section 15.13, the giving of the guarantee in respect of the UK Guarantee Obligations or Collateral would be unlawful financial assistance, then, to the extent necessary to give effect to paragraph (A) above (and only to the extent legally effective in the relevant jurisdiction), the obligations of the UK Guarantor under the Credit Documents will be deemed to have been split into two tranches; Tranche 1 comprising those obligations which can be secured by the UK Guarantee Obligations or Collateral without breaching or contravening relevant financial assistance laws and Tranche 2 comprising the remainder of the obligations under the Credit Documents. The Tranche 2 obligations will be excluded from the relevant UK Guarantee Obligations.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

INTELSAT JACKSON HOLDINGS S.A.

By:	/s/ José Toscano
Name: José Toscano
Title: Chairman & Chief Executive Officer

INTELSAT VENTURES S.À R.L.

By:	/s/ José Toscano
Name: José Toscano
Title: Chairman & Chief Executive Officer

INTELSAT ALIGN S.À R.L.

By:	/s/ José Toscano
Name: José Toscano
Title: Manager

INTELSAT GENESIS INC.
INTELSAT GENESIS GP LLC
INTELSAT US FINANCE LLC
INTELSAT US LLC

By:	/s/ Sajid Ajmeri
Name: Sajid Ajmeri
Title: VP, Corporate & Securities & Assistant Secretary

INTELSAT HOLDINGS LLC
INTELSAT SATELLITE LLC
INTELSAT LICENSE HOLDINGS LLC
INTELSAT LICENSE LLC

By:	/s/ José Toscano
Name: José Toscano
Title: Deputy Chairman

[Signature Page to Secured Superpriority Debtor-in-Possession Credit Agreement]

INTELSAT VIRGINIA HOLDINGS LLC

By:	/s/ Sajid Ajmeri
Name: Sajid Ajmeri
Title: Vice President, Corporate & Securities and
Assistant Secretary

PANAMSAT EUROPE CORPORATION
INTELSAT ASIA CARRIER SERVICES LLC
SOUTHERN SATELLITE LICENSEE LLC
SOUTHERN SATELLITE LLC
PANAMSAT INDIA LLC
INTELSAT SERVICE AND EQUIPMENT LLC
INTELSAT INTERNATIONAL EMPLOYMENT LLC

By:	/s/ Mark Rasmussen
Name: Mark Rasmussen
Title: Chairman, President & COO

PANAMSAT INTERNATIONAL SALES, LLC

By:	/s/ Mark Rasmussen
Name: Mark Rasmussen
Title: President and Chief Operating Officer

PANAMSAT INTERNATIONAL HOLDINGS, LLC
INTELSAT INTERNATIONAL SYSTEMS, LLC
PANAMSAT INDIA MARKETING, L.L.C.

By:	/s/ Mark Rasmussen
Name: Mark Rasmussen
Title: Manager

[Signature Page to Secured Superpriority Debtor-in-Possession Credit Agreement]

INTELSAT ALLIANCE LP
By: INTELSAT GENESIS GP LLC
Its General Partner

By:	/s/ David Tolley
Name: David Tolley
Title: EVP & Chief Financial Officer

INTELSAT FINANCE BERMUDA LTD.

By:	/s/ Jean-Philippe Gillet
Name: Jean-Philippe Gillet
Title: Director

EXECUTED AS A DEED BY INTELSAT SUBSIDIARY (GIBRALTAR) LIMITED ACTING BY TWO DIRECTORS

By:	/s/ Jean-Philippe Gillet
Name: Jean-Philippe Gillet
Title: Director

By:	/s/ Matthew Oldham
Name: Matthew Oldham
Title: Director

INTELSAT GLOBAL SALES & MARKETING LTD.
INTELSAT UK FINANCIAL SERVICES LTD.

By:	/s/ Jean-Philippe Gillet
Name: Jean-Philippe Gillet
Title: Chairman

[Signature Page to Secured Superpriority Debtor-in-Possession Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Willliam O’Day
Name: William O’Day
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

[Signature Page to Secured Superpriority Debtor-in-Possession Credit Agreement]

[LENDERS]*

By:
Name:
Title:

*	LENDER SIGNATURES ON FILE WITH ADMINISTRATIVE AGENT

[Signature Page to Secured Superpriority Debtor-in-Possession Credit Agreement]